Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

SEVENTY SEVEN ENERGY INC.

Page
Consolidated Financial Statements:
Reports of Independent Registered Public Accounting Firm	2
Consolidated Balance Sheets at December 31, 2016 and 2015	4
Consolidated Statements of Operations for the Five Months Ended December 31, 2016 (Successor), Seven Months Ended July 31, 2016 (Predecessor), and Years Ended December 31, 2015 and 2014 (Predecessor)	5
Consolidated Statements of Changes in Equity for the Five Months Ended December 31, 2016 (Successor), Seven Months Ended July 31, 2016 (Predecessor), and Years Ended December 31, 2015 and 2014 (Predecessor)	6
Consolidated Statements of Cash Flows for the Five Months Ended December 31, 2016 (Successor), Seven Months Ended July 31, 2016 (Predecessor), and Years Ended December 31, 2015 and 2014 (Predecessor)	7
Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Seventy Seven Energy Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Seventy Seven Energy Inc. and its subsidiaries (Successor) as of December 31, 2016 and the results of their operations and their cash flows for the five months ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the United States Bankruptcy Court for the district of Delaware confirmed the Company’s Joint Pre-packaged Plan of Reorganization (the “Plan”) on July 14, 2016. Confirmation of the Plan resulted in the discharge of certain debt of the Company and substantially altered rights and interests of debt and equity security holders as provided for in the Plan. The Plan was substantially consummated on August 1, 2016 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of August 1, 2016.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

February 13, 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Seventy Seven Energy Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Seventy Seven Energy Inc. and its subsidiaries (Predecessor) as of December 31, 2015 and the results of their operations and their cash flows for the seven months ended July 31, 2016, and for each of the two years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company filed a petition on June 7, 2016 with the United States Bankruptcy Court for the district of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Joint Pre-packaged Plan of Reorganization was substantially consummated on August 1, 2016 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

February 13, 2017

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Balance Sheets

(in thousands, except share amounts)

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Assets:
Current Assets:
Cash	$48,654	$130,648
Accounts receivable, net of allowance of $59 and $3,680 at December 31, 2016 and December 31, 2015, respectively	99,530	164,721
Inventory	12,935	18,553
Deferred income tax asset	—	1,499
Prepaid expenses and other	14,414	17,141

Total Current Assets	175,533	332,562

Property and Equipment:
Property and equipment, at cost	813,291	2,646,446
Less: accumulated depreciation	(71,977)	(1,116,026)
Property and equipment held for sale, net	8,226	—

Total Property and Equipment, Net	749,540	1,530,420

Other Assets:
Deferred financing costs	1,132	1,238
Other long-term assets	22,345	38,398

Total Other Assets	23,477	39,636

Total Assets	$948,550	$1,902,618

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$15,590	$53,767
Current portion of long-term debt	5,000	5,000
Other current liabilities	49,776	98,318

Total Current Liabilities	70,366	157,085

Long-Term Liabilities:
Deferred income tax liabilities	—	60,623
Long-term debt, less current maturities	425,212	1,564,592
Other long-term liabilities	1,724	1,478

Total Long-Term Liabilities	426,936	1,626,693

Commitments and Contingencies (Note 13)
Stockholders’ Equity:
Predecessor common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 59,397,831 shares at December 31, 2015	—	594
Predecessor paid-in capital	—	350,770
Successor preferred stock, $0.01 par value: authorized 10,000,000 shares; zero outstanding at December 31, 2016	—	—
Successor common stock, $0.01 par value: authorized 90,000,000 shares; issued and outstanding 22,353,536 shares at December 31, 2016	224	—
Successor paid-in capital	514,583	—
Accumulated deficit	(63,559)	(232,524)

Total Stockholders’ Equity	451,248	118,840

Total Liabilities and Stockholders’ Equity	$948,550	$1,902,618

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Statements of Operations

(in thousands, except share amounts)

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
Revenues:
Revenues	$222,378	$333,919	$1,131,244	$2,080,892
Operating Expenses:
Operating costs	166,726	237,014	855,870	1,580,353
Depreciation and amortization	73,898	162,425	295,421	292,912
General and administrative	31,808	66,667	112,141	108,139
Loss on sale of a business	—	—	35,027	—
(Gains) losses on sales of property and equipment, net	(1,748)	848	14,656	(6,272)
Impairment of goodwill	—	—	27,434	—
Impairments and other	—	6,116	18,632	30,764

Total Operating Expenses	270,684	473,070	1,359,181	2,005,896

Operating (Loss) Income	(48,306)	(139,151)	(227,937)	74,996

Other (Expense) Income:
Interest expense	(15,497)	(48,116)	(99,267)	(79,734)
Gains on early extinguishment of debt	—	—	18,061	—
Loss and impairment from equity investees	—	—	(7,928)	(6,094)
Other income	2,112	2,318	3,052	664
Reorganization items, net (Note 5)	(1,868)	(29,892)	—	—

Total Other Expense	(15,253)	(75,690)	(86,082)	(85,164)

Loss Before Income Taxes	(63,559)	(214,841)	(314,019)	(10,168)
Income Tax Benefit	—	(59,131)	(92,628)	(2,189)

Net Loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)

Loss Per Common Share (Note 7)
Basic	$(2.86)	$(2.84)	$(4.42)	$(0.17)
Diluted	$(2.86)	$(2.84)	$(4.42)	$(0.17)
Weighted Average Common Shares Outstanding (Note 7)
Basic	22,186	54,832	50,096	47,236
Diluted	22,186	54,832	50,096	47,236

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Statements of Changes in Equity

	Common Stock	Common Stock	Paid-in Capital	Owner’s Equity	Accumulated Deficit	Total Stockholders’/ Owner’s Equity
	(Shares)			(in thousands)
Balance at December 31, 2013 (Predecessor)	—	$—	$—	$547,192	$—	$547,192
Net income (loss)	—	—	—	3,154	(11,133)	(7,979)
Contributions from Chesapeake	—	—	—	190,297	—	190,297
Distributions to Chesapeake	—	—	—	(482,001)	—	(482,001)
Reclassification of owner’s equity to paid-in capital	—	—	258,642	(258,642)	—	—
Issuance of common stock at spin-off	46,932	469	(469)	—	—	—
Share-based compensation	4,227	43	43,471	—	—	43,514

Balance at December 31, 2014 (Predecessor)	51,159	$512	$301,644	$—	$(11,133)	$291,023

Net loss	—	—	—	(221,391)	(221,391)
Share-based compensation	8,239	82	49,126		—	49,208

Balance at December 31, 2015 (Predecessor)	59,398	$594	$350,770	$—	$(232,524)	$118,840

Net loss	—	—	—	—	(155,710)	(155,710)
Share-based compensation	(1,930)	(19)	36,889	—	—	36,870

Balance at July 31, 2016 (Predecessor)	57,468	$575	$387,659	$—	$(388,234)	$—

Cancellation of Predecessor equity	(57,468)	(575)	(387,659)	—	388,234	—

Balance at August 1, 2016 (Predecessor)	—	$—	$—	$—	$—	$—

Issuance of Successor common stock and warrants	22,000	220	510,010	—	—	510,230

Balance at August 1, 2016 (Successor)	22,000	$220	$510,010	$—	$—	$510,230

Net loss	—	—	—	—	(63,559)	(63,559)
Share-based compensation	353	4	4,571	—	—	4,575
Shares issued for warrants exercised	1	—	2	—	—	2

Balance at December 31, 2016 (Successor)	22,354	$224	$514,583	$—	$(63,559)	$451,248

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Statements of Cash Flows

(in thousands)

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
Cash Flows from Operating Activities:
Net Loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)
Adjustments to Reconcile Net Loss to Cash Provided by Operating Activities:
Depreciation and amortization	73,898	162,425	295,421	292,912
Amortization of sale/leaseback gains	—	—	—	(5,414)
Accretion of discount on term loans	5,192	—	—	—
Accretion of discount on note receivable	(694)	—	—	—
Amortization of deferred financing costs	103	2,455	4,623	6,122
Gains on early extinguishment of debt	—	—	(18,061)	—
Loss on sale of a business	—	—	35,027	—
(Gains) losses on sales of property and equipment	(1,748)	848	14,656	(6,272)
Impairment of goodwill	—	—	27,434	—
Impairments of long-lived assets	—	6,116	18,632	21,063
Loss and impairment from equity investees	—	—	7,928	6,094
Non-cash reorganization items, net	—	9,185	—	—
Provision for doubtful accounts	16	1,406	1,375	2,887
Non-cash compensation	10,577	12,635	48,509	47,184
Deferred income tax benefit	—	(59,124)	(92,686)	(2,863)
Other	68	(10)	(717)	150
Changes in operating assets and liabilities,
Accounts receivable	(5,250)	69,291	236,977	(81,001)
Inventory	487	5,131	7,099	(6,543)
Accounts payable	(5,828)	(32,349)	9,109	(11,954)
Other current liabilities	8,418	(17,872)	(89,650)	9,949
Other	210	2,042	(179)	961

Net cash provided by operating activities	21,890	6,469	284,106	265,296

Cash Flows from Investing Activities:
Additions to property and equipment	(12,502)	(82,787)	(205,706)	(457,618)
Purchases of short-term investments	—	(6,242)	—	—
Proceeds from sales of assets	9,985	2,638	27,695	88,556
Proceeds from sale of a business	—	—	15,000	—
Proceeds from sales of short-term investments	—	6,236	—	—
Additions to investments	—	—	(113)	(675)
Other	35	29	3,457	2,091

Net cash used in investing activities	(2,482)	(80,126)	(159,667)	(367,646)

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Statements of Cash Flows—(Continued)

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
Cash Flows from Financing Activities
Borrowings from revolving credit facility	—	—	160,100	1,201,400
Payments on revolving credit facility	—	—	(210,600)	(1,555,900)
Proceeds from issuance of senior notes, net of offering costs	—	—	—	493,825
Payments to extinguish senior notes	—	—	(31,305)	—
Proceeds from issuance of term loan, net of issuance costs	—	—	94,481	393,879
Payments on term loans	(2,500)	(17,500)	(4,750)	(2,000)
Deferred financing costs	—	(1,235)	(784)	(3,597)
Distributions to CHK	—	—	—	(422,839)
Employee tax withholding on restricted stock vestings	(6,004)	(506)	(1,824)	(3,205)

Net cash (used in) provided by financing activities	(8,504)	(19,241)	5,318	101,563

Net increase (decrease) in cash	10,904	(92,898)	129,757	(787)
Cash, beginning of period	37,750	130,648	891	1,678

Cash, end of period	$48,654	$37,750	$130,648	$891

Supplemental Disclosure of Significant Non-Cash Investing and Financing Activities:
(Decrease) increase in other current liabilities related to purchases of property and equipment	$(590)	$(3,351)	$(20,016)	$18,999
Note receivable received as consideration for sale of a business	$—	$—	$27,000	$—
Property and equipment distributed to Chesapeake at spin-off	$—	$—	$—	$(792)
Property and equipment contributed from Chesapeake at spin-off	$—	$—	$—	$190,297
Supplemental Disclosure of Cash Payments:
Interest, net of amount capitalized	$8,830	$30,814	$96,730	$54,439

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Spin-off

Basis of Presentation

The accompanying consolidated financial statements and related notes include the accounts of Seventy Seven Energy Inc. (“SSE”, “we”, “us”, “our”, “Company”, or “ours”) and its subsidiaries, all of which are 100% owned. SSE’s accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions within SSE have been eliminated.

On June 7, 2016 (the “Petition Date”), SSE and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, case number 16-11409. The Debtors continued to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The subsidiary Debtors in these Chapter 11 cases were Seventy Seven Operating LLC, Seventy Seven Land Company LLC, Seventy Seven Finance Inc., Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., Western Wisconsin Sand Company, LLC, Nomac Drilling, L.L.C., SSE Leasing LLC, Keystone Rock & Excavation, L.L.C. and Great Plains Oilfield Rental, L.L.C., which represent all subsidiaries of SSE. On July 14, 2016, the Bankruptcy Court issued an order confirming the Joint Pre-packaged Plan of Reorganization of the Debtors. On August 1, 2016, the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 cases.

Upon emergence from bankruptcy, the Company adopted fresh-start accounting and became a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, the Company’s consolidated financial statements on or after August 1, 2016 are not comparable with the financial statements prior to the Effective Date. See Note 4 for additional discussion.

Subsequent to the Petition Date, all expenses, gains and losses directly associated with the reorganization are reported within “Reorganization items, net” in the accompanying statements of operations.

References to “Successor” or “Successor Company” relate to SSE on and subsequent to August 1, 2016. References to “Predecessor” or “Predecessor Company” relate to SSE prior to August 1, 2016. References to “2016 Successor Period” and “2016 Predecessor Period” relate to the five months ended December 31, 2016 and the seven months ended July 31, 2016, respectively.

Spin-Off

On June 9, 2014, Chesapeake Energy Corporation (“CHK”) announced that its board of directors approved the spin-off of its oilfield services division through the pro rata distribution of 100% of the shares of common stock of SSE to CHK’s shareholders of record as of the close of business on June 19, 2014, the record date. On June 30, 2014, each CHK shareholder received one share of SSE common stock for every fourteen shares of CHK common stock held by such shareholder on the record date, and SSE became an independent, publicly traded company as a result of the distribution. The transactions in which SSE became an independent, publicly traded company, including the distribution, are referred to collectively as the “spin-off”. Prior to the spin-off, we conducted our business as CHK Oilfield Operating, L.L.C. (“COO”), a wholly owned subsidiary of CHK. Following the spin-off, CHK retained no ownership interest in SSE, and each company has separate public ownership, boards of directors and management. A registration statement on Form 10, as amended through the time of its effectiveness, describing the spin-off was filed by SSE with the U.S. Securities and Exchange Commission (“SEC”) and was declared effective on June 17, 2014. See Note 19 for further discussion of agreements entered into as part of the spin-off, including a master separation agreement, a transition services agreement, an employee matters agreement and a tax sharing agreement, among others. As part of the spin-off, we completed the following transactions, among others:

•	we entered into a new $275.0 million senior secured revolving credit facility (the “Pre-Petition Credit Facility”) and a $400.0 million secured term loan (the “Term Loan”). We used the proceeds from borrowings under these new facilities to repay in full and terminate our $500.0 million senior secured revolving credit facility (the “Old Credit Facility”).

•	we issued new 6.50% senior unsecured notes due 2022 (the “2022 Notes”) and used the net proceeds of approximately $493.8 million to make a cash distribution of approximately $391.0 million to CHK, to repay a portion of outstanding indebtedness under the Pre-Petition Credit Facility, and for general corporate purposes.

•	we distributed our compression unit manufacturing and geosteering businesses to CHK.

•	we sold our crude hauling assets to a third party and used a portion of the net proceeds received to make a $30.9 million cash distribution to CHK.

•	CHK transferred to us buildings and real estate used in our business, including property and equipment, at cost of approximately $212.5 million and accumulated depreciation of $22.2 million as of the date of the spin-off.

•	COO transferred all of its existing assets, operations and liabilities, including our 6.625% senior unsecured notes due 2019 (the “2019 Notes”), to Seventy Seven Operating LLC (“SSO”), an Oklahoma limited liability company, our direct wholly-owned subsidiary and the owner of all our operating subsidiaries.

•	COO was renamed SSE and converted from a limited liability company to a corporation.

2.	Patterson-UTI Merger Agreement

On December 12, 2016, SSE entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), and Pyramid Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Patterson-UTI (“Merger Sub”), pursuant to which Patterson-UTI will acquire SSE in exchange for newly issued shares of Patterson-UTI common stock, par value $0.01 per share (“Patterson-UTI Common Stock”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into SSE, with SSE continuing as the surviving entity and a wholly owned subsidiary of Patterson-UTI (the “Merger”).

Under the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of SSE common stock, par value $0.01 per share (“SSE Common Stock”), will be converted into the right to receive a number of shares of Patterson-UTI Common Stock equal to the exchange ratio, as described in the next sentence. The exchange ratio will be equal to 49,559,000 shares of Patterson-UTI Common Stock, divided by the total number of shares of SSE outstanding or deemed outstanding immediately prior to the effective time (including, among other things, shares issued upon exercise of warrants to acquire SSE Common Stock and restricted stock units that are exercised or deemed exercised); provided that, in the event that any Series A warrants to acquire SSE Common Stock are forfeited or net settled, such 49,559,000 shares of Patterson-UTI Common Stock will be reduced by a number equal to (i) the aggregate exercise price for the warrants that are forfeited or net settled, divided by (ii) the volume weighted average price of a share of Patterson-UTI Common Stock for the 10 consecutive trading days immediately preceding the 3rd business day prior to the closing. In no event will Patterson-UTI issue more than 49,559,000 of its shares as merger consideration.

The value of the merger consideration that SSE stockholders receive will depend on the price per share of Patterson-UTI common stock at the effective time. In addition, the value of the merger consideration is dependent upon the exchange ratio. The exchange ratio will be 1.7731 if all outstanding Series A Warrants of SSE are exercised for cash, no other warrants are exercised, no other shares of SSE are issued prior to closing and certain other assumptions set forth in the joint proxy statement/prospectus occur. The exchange ratio will be reduced if holders of Series A Warrants of SSE fail to exercise their warrants by tendering the cash exercise price, either by forfeiting the warrants or by net share settling such warrants. The exchange ratio will also be reduced if Series B or Series C Warrants of SSE—all of which are presently “out-of-the-money”—nevertheless exercise their warrants. The exchange ratio will further be reduced by any additional restricted stock unit awards granted by SSE for retention purposes, which will not exceed 300,000 restricted stock units in the aggregate.

In connection with the Merger, each SSE restricted stock unit award granted prior to December 12, 2016 that is outstanding as of the Effective Time will fully vest immediately prior to the closing of the Merger, and such awards will be treated as shares of SSE Common Stock and receive the merger consideration in respect of each share of SSE Common Stock subject to the award. In addition, at the Effective Time, each SSE restricted stock unit award granted on or following December 12, 2016 will be assumed by Patterson-UTI and converted into a restricted stock unit award covering a number of shares of Patterson-UTI Common Stock equal to (i) the number of shares of SSE Common Stock subject to the award immediately prior to the Effective Time, multiplied by (ii) the exchange ratio (discussed above), rounded to the nearest whole share.

SSE and Patterson-UTI have agreed, subject to certain exceptions, not to directly or indirectly solicit, initiate, facilitate, knowingly encourage or induce or take any other action that could be reasonably expected to lead to the making, submission, or announcement of competing acquisition proposals. With respect to competing acquisition proposals, subject to certain exceptions, both parties are also prohibited from furnishing any nonpublic information, engaging in discussions or negotiations, entering into a letter of intent or similar document, or otherwise approving, endorsing or recommending a competing proposal. SSE and Patterson-UTI have also agreed to cease all existing discussions with third parties regarding any competing acquisition proposals.

Notwithstanding the prior paragraph, either party may, subject to the terms and conditions set forth in the Merger Agreement, furnish information to, and engage in discussions and negotiations with, a third party that makes an unsolicited competing acquisition proposal if the board of directors of such party determines in good faith, after consultation with its outside counsel and its outside financial advisor, that such competing acquisition proposal is or is reasonably likely to result in a superior proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. Prior to the time that the relevant stockholders approve the Merger Agreement (in the case of SSE) or the issuance of Patterson-UTI Common Stock as merger consideration (the “Patterson-UTI Stock Issuance”) (in the case of Patterson-UTI), the board of directors of each of SSE and Patterson-UTI may change its recommendation with respect to the adoption of the Merger Agreement (in the case of SSE) or the Patterson-UTI Stock Issuance (in the case of Patterson-UTI), in each case, in response to a superior proposal or an intervening event if the board of directors determines in good faith, after consultation with its outside counsel, that, among other things, the failure to do so would be inconsistent with its fiduciary duties under applicable law and complies with certain other specified conditions.

The Merger Agreement contains representations and warranties from both Patterson-UTI and SSE, and each party has agreed to covenants, including, among others, covenants relating to (i) the conduct of its business during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) the obligation to use reasonable best efforts to cause the Merger to be consummated and to obtain expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (iii) the obligation of SSE to call a meeting of its stockholders to approve the Merger Agreement and (iv) the obligation of Patterson-UTI to call a meeting of its stockholders to approve the Patterson-UTI Stock Issuance.

The completion of the Merger is subject to satisfaction or waiver of certain closing conditions, including but not limited to: (i) adoption of the Merger Agreement by SSE’s stockholders and approval of the Patterson-UTI Stock Issuance by Patterson-UTI’s stockholders, (ii) the expiration or termination of any waiting period under the HSR Act, (iii) the absence of any law, order, decree or injunction prohibiting the consummation of the Merger, (iv) the effectiveness of the registration statement on Form S-4 pursuant to which the shares of Patterson-UTI Common Stock to be issued as merger consideration will be registered, (v) approval for listing on the Nasdaq Global Select Market of the shares of Patterson-UTI Common Stock to be issued in connection with the Merger subject to official notice of issuance, (vi) subject to specified materiality standards, the accuracy of the representations and warranties of each party, (vii) compliance by each party in all material respects with its covenants under the Merger Agreement, (viii) receipt of a tax opinion from each party’s counsel, dated as of the closing date, to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (ix) the absence of material losses (as defined in the Merger Agreement) during the interim period between the date of execution of the Merger Agreement and the Effective Time that exceed, or would reasonably be expected to exceed, individually or in the aggregate, $100 million with respect to SSE and its subsidiaries, and $300 million with respect to Patterson-UTI and its subsidiaries, in each case, net of certain insurance or indemnification proceeds and certain other deductions, and (x) an amount of net debt (as defined in the Merger Agreement) as of the closing date not exceeding $500 million with respect to SSE and its subsidiaries, and $725 million (not including debt incurred to refinance SSE’s debt or pay for the expenses of the transaction) with respect to Patterson-UTI and its subsidiaries.

Upon termination of the Merger Agreement, if the stockholders of either party do not provide the requisite approval, such party must reimburse the expenses of the other party, capped at $7,500,000. In certain circumstances, including if the board of directors of SSE changes its recommendation or if the Merger Agreement is terminated in certain circumstances and SSE enters into an alternative acquisition transaction within 12 months of termination, SSE may be required to pay Patterson-UTI a termination fee of $40,000,000. Patterson-UTI may be required to pay SSE a termination fee of $100,000,000 in certain circumstances, including if the board of directors of Patterson-UTI changes its recommendation as a result of a Superior Parent Proposal or if the Merger Agreement is terminated in certain circumstances and Patterson-UTI enters into certain types of alternative acquisition transactions within 12 months of termination. In certain other circumstances, Patterson-UTI may be required to pay SSE a termination fee of $40,000,000. In no event will either party be entitled to receive more than one expense reimbursement payment or more than one termination fee payment to which either party is entitled.

In connection with the execution of the Merger Agreement, certain affiliates of Axar Capital Management, LLC, BlueMountain Capital Management, LLC and Mudrick Capital Management, L.P. entered into voting and support agreements with Patterson-UTI, pursuant to which each such stockholder agreed to vote all of its shares of SSE common stock in favor of the adoption of the merger agreement and against, among other things, alternative transactions. As of February 9, 2017, those stockholders held and are entitled to vote in the aggregate approximately 59% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting. In the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, such stockholders, taken together, will be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock on such proposal, with each such stockholder being able to vote the balance of its shares of SSE common stock on such proposal in such stockholder’s sole discretion.

The description of the Merger Agreement and related voting and support agreements above does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement and related voting and support agreements, which were filed with the SEC on December 13, 2016 as Exhibits 2.1, 99.2, 99.3 and 99.4 to our Current Report on Form 8-K.

The transaction is expected to close late in the first quarter or early in the second quarter of 2017. However, SSE cannot predict with certainty when, or if, the pending merger will be completed because completion of the transaction is subject to conditions beyond the control of the Company.

3.	Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Related Events

On May 12, 2016, the Company and all of its wholly owned subsidiaries entered into a Second Amended and Restated Restructuring Support Agreement (the “Restructuring Support Agreement”) with (i) certain holders of the 2019 Notes, (ii) certain lenders under the Company’s Incremental Term Supplement (Tranche A) loan (the “Incremental Term Loan”), (iii) certain lenders under the Company’s $400.0 million Term Loan Credit Agreement dated June 25, 2014 (the “Term Loan”), and (iv) certain holders 2022 Notes.

On June 7, 2016, the Debtors filed the Bankruptcy Petitions for reorganization under Chapter 11 in the Bankruptcy Court. The filings of the Bankruptcy Petitions constituted an event of default with respect to the 2019 Notes, the 2022 Notes, the Term Loan (see Note 11) and the Incremental Term Loan (see Note 11) (collectively, the “Outstanding Debt”) and constituted an event of default under our Pre-Petition Credit Facility. Pursuant to Chapter 11, the filing of the Bankruptcy Petitions automatically stayed most actions against the Debtors, including actions to collect indebtedness incurred prior to the filing of the Bankruptcy Petitions or to exercise control over the Debtor’s property. Accordingly, although the Bankruptcy Petitions triggered defaults under the Outstanding Debt, creditors were generally stayed from taking action as a result of these defaults. These defaults were deemed waived or cured upon the Effective Date of the Plan. The Debtors also filed the Plan and a related solicitation and disclosure statement on June 7, 2016.

On July 14, 2016, the Bankruptcy Court entered the Confirmation Order. The Debtors satisfied the remaining conditions to effectiveness contemplated under the Plan and emerged from Chapter 11 on August 1, 2016.

The Plan contemplated that we continue our day-to-day operations substantially as previously conducted and that all of our commercial and operational contracts remained in effect in accordance with their terms preserving the rights of all parties. The significant elements of the Plan included:

•	payment in full of all trade creditors and other general unsecured creditors in the ordinary course of business;

•	the exchange of the full $650.0 million of the 2019 Notes into 96.75% of new common stock issued in the reorganization (the “New Common Stock”);

•	the exchange of the full $450.0 million of the 2022 Notes for 3.25% of the New Common Stock as well as warrants exercisable for 15% of the New Common Stock at predetermined equity values;

•	the issuance to our existing common stockholders of two series of warrants exercisable for an aggregate of 20% of the New Common Stock at predetermined equity values;

•	the maintenance of our $400.0 million existing secured Term Loan while the lenders holding Term Loans (i) received (a) payment of an amount equal to 2% of the Term Loans; and (b) as further security for the Term Loans, second-priority liens and security interests in the collateral securing the company’s New ABL Credit Facility (as defined herein), which collateral, together with the existing collateral securing the Term Loans and Tranche A Incremental Term Loans, is governed by an inter-creditor agreement among the applicable secured parties; and (ii) continued to hold Term Loans under the Term Loan Credit Agreement, as amended to reflect, among other modifications, the reduction of the maturity date of the Term Loans by one year and an affirmative covenant by the Company to use commercially reasonably efforts to maintain credit ratings for the Term Loans; and

•	the payment of a consent fee equal to 2% of the Incremental Term Loan plus $15.0 million of the outstanding Incremental Term Loan balance, together with the maintenance of the remaining $84.0 million balance of the Incremental Term Loan on identical terms other than the suspension of any prepayment premium for a period of 18 months.

The Plan effectuated, among other things, a substantial reduction in our debt, including $1.1 billion in the aggregate of the face amount of the 2019 Notes and 2022 Notes.

In accordance with the Plan, on the Effective Date, we issued an aggregate of 22,000,000 shares of New Common Stock to the holders of the 2019 and 2022 Notes.

In accordance with the Plan, on the Effective Date, we entered into a warrant agreement with Computershare Inc. and Computershare Trust Company, N.A., as the warrant agent, (the “Warrant Agreement”) and issued three series of warrants to holders of 2022 Notes and to our existing common stockholders as follows:

•	We issued Series A Warrants (“Series A Warrants”), which are exercisable until August 1, 2021, to purchase up to an aggregate of 3,882,353 shares of New Common Stock, at an exercise price of $23.82 per share, to holders of the 2022 Notes.

•	We issued Series B Warrants (“Series B Warrants”), which are exercisable until August 1, 2021, to purchase up to an aggregate of 2,875,817 shares of New Common Stock, at an exercise price of $69.08 per share, to our existing common stockholders.

•	We issued Series C Warrants (“Series C Warrants,” and, together with the Series A Warrants and Series B Warrants, the “Warrants”), which are exercisable until August 1, 2023, to purchase up to an aggregate of 3,195,352 shares of New Common Stock at an exercise price of $86.93 per share, to our existing common stockholders.

All unexercised Warrants will expire and the rights of the holders of such warrants (the “Warrant Holders”) to purchase shares of New Common Stock will terminate on the first to occur of (i) the close of business on their respective expiration dates or (ii) the date of completion of (A) any Affiliated Asset Sale (as defined in the Warrant Agreement), or (B) a Change of Control (as defined in the Warrant Agreement). Following the Effective Date, there are 3,882,353 Series A Warrants, 2,875,817 Series B Warrants and 3,195,352 Series C Warrants outstanding.

In the event of a merger or consolidation where (i) the acquirer is not an affiliate of the Company and (ii) all of the equity held by equity holders of the Company outstanding immediately prior thereto is extinguished or replaced by equity in a different entity (except in cases where the equity holders of the Company represent more than 50% of the total equity of such surviving entity) (a “Non-Affiliate Combination”), holders of Warrants shall be solely entitled to receive the consideration per Warrant that is payable per share of common stock of the Company, less the applicable exercise price of the Warrant, paid in the same form and in the same proportion as is payable to holders of common stock. If the consideration is any form other than cash, the holders of the Warrants shall have ten business days prior to the consummation of the Non-Affiliate Combination to exercise their respective Warrants, and any Warrants not exercised will terminate.

In accordance with the Plan, on September 20, 2016, the Company adopted the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan (the “2016 Omnibus Incentive Plan”) (see Note 14).

Successor Issuer

Pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Series B Warrants and Series C Warrants were deemed to be registered under Section 12(b) of the Exchange Act, and the Company was deemed to be the successor registrant to the Company in its state before the Effective

Date. Such registration expired on September 6, 2016, and we filed a Registration Statement on Form 8-A to effect the registration of the Series B Warrants and Series C Warrants under Section 12(g) of the Exchange Act. As a result, the Company remained subject to the reporting requirements of the Exchange Act following the Effective Date.

Trading of New Common Stock

The New Common Stock is not traded on a national securities exchange. The Company can provide no assurance that the New Common Stock will trade on a nationally recognized market or an over-the-counter market, whether broker-dealers will provide public quotes of the reorganized Company’s common stock on an over-the-counter market, whether the trading volume on an over-the-counter market of the Company’s common stock will be sufficient to provide for an efficient trading market, or whether quotes for the Company’s common stock may be blocked by the OTC Markets Group in the future. Since August 17, 2016, SSE’s common stock has traded on the OTC Grey market under the symbol “SVNT.” If we complete the merger with Patterson-UTI, shares of SSE common stock will cease to be traded on the OTC Grey market.

Registration Rights Agreement

On the Effective Date, by operation of the Plan, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain funds affiliated with and/or managed by each of BlueMountain Capital Management, LLC, Axar Capital Management, LLC and Mudrick Capital Management, L.P. (collectively, the “Registration Rights Holders”).

The Registration Rights Agreement provides certain demand registration rights to the Registration Rights Holders at any time following the six-month anniversary of the Effective Date. The Company will not be required to effect more than (i) four demand registrations delivered by each Registration Rights Holder, or (ii) one demand registration delivered by any holder in any 180-day period.

If, following the six-month anniversary of the Effective date, the Company qualifies for the use of Form S-3, the Registration Rights Holders may require the Company, subject to restrictions set forth in the Registration Rights Agreement, to file a shelf registration statement on Form S-3 covering the resale of such holder’s registrable securities.

In addition, if the Company proposes to register shares of its New Common Stock in certain circumstances, the Registration Rights Holders will have certain “piggyback” registration rights, subject to restrictions set forth in the Registration Rights Agreement, to include their shares of New Common Stock in the registration statement.

Senior Secured Debtor-In-Possession Credit Agreement; New ABL Credit Facility

On June 8, 2016, in connection with the filings of the Bankruptcy Petitions, the Company, with certain of our subsidiaries as borrowers, entered into a senior secured debtor-in-possession credit facility (the “DIP Facility”) with total commitments of $100.0 million. See Note 11 for additional discussion related to the DIP Facility.

On the Effective Date, by operation of the Plan, the DIP Facility was amended and restated, and the outstanding obligations pursuant thereto were converted to obligations under a senior secured revolving credit facility in an aggregate principal amount of up to $100.0 million (the “New ABL Credit Facility”).

New Directors

On the Effective Date, in accordance with the Plan and pursuant to the Stockholders Agreement that we entered into with certain stockholders on the Effective Date, Jerry Winchester and Edward J. DiPaolo, who were existing directors of the Company, and Andrew Axelrod, Victor Danh, Steven Hinchman, David King and Doug Wall became members of the Board until the first annual meeting of the Company’s stockholders to be held in 2017, and their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Conversion to Delaware Corporation

Effective July 22, 2016, in accordance with the Plan and with the laws of the State of Delaware and the State of Oklahoma, we converted our form of organization from an Oklahoma corporation (the “Oklahoma Predecessor Corporation”) to a Delaware limited liability company and, immediately thereafter, to a Delaware corporation (the “Delaware Successor Corporation”). As a result of the conversions, the equity holders of the Oklahoma Predecessor Corporation became the equity holders of the Delaware Successor Corporation. The name of the Company remains “Seventy Seven Energy Inc.”

For purposes of Delaware law, the Delaware Successor Corporation is deemed to be the same entity as the Company before the conversions, and its existence is deemed to have commenced on the date of original incorporation of the Company. Furthermore, under Delaware law, the rights, assets, operations, liabilities and obligations that comprised the going business of the Company before the conversions remain the rights, assets, operations, liabilities and obligations of the Company after the conversions.

4.	Fresh-Start Accounting

In connection with the Company’s emergence from Chapter 11, the Company applied the provisions of fresh-start accounting, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations, (“ASC 852”), to its consolidated financial statements. The Company qualified for fresh-start accounting because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company, and (ii) the reorganization value of the Company’s assets immediately prior to confirmation was less than the post-petition liabilities and allowed claims. The Company applied fresh-start accounting as of August 1, 2016, which was the date of emergence from Chapter 11. Adopting fresh-start reporting results in a new reporting entity with no beginning retained earnings or accumulated deficit. The cancellation of all existing common shares outstanding on the Effective Date and issuance of new shares of the reorganized entity caused a related change of control of the Company under ASC 852, as the holders of existing voting shares immediately before confirmation received less than 50% of the voting shares of the Successor Company.

Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. Upon the application of fresh-start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values.

Reorganization Value

In support of the Plan, the enterprise value of the Successor Company was estimated and approved by the Bankruptcy Court to be in the range of $700 million to $900 million. The Company used the high end of the Bankruptcy Court approved enterprise value of the Successor Company of $900 million as its estimated enterprise value.

The following table reconciles the enterprise value to the estimated fair value of Successor common stock as of the Effective Date (in thousands, except per share value):

Enterprise value	$900,000
Plus: Cash and cash equivalents	37,750
Less: Fair value of debt	(427,520)
Less: Fair value of warrants	(24,733)

Fair value of Successor common stock	$485,497

Shares outstanding at August 1, 2016	22,000
Per share value	$22.07

In connection with fresh-start accounting, the Company’s debt was recorded at fair value of $427.5 million as determined using a market approach. The difference between the $475.8 million face amount and the fair value recorded in fresh-start accounting is being amortized over the life of the debt. The fair value of the Company’s debt was estimated using Level 2 inputs.

The fair values of the Series A, Series B and Series C Warrants were estimated to be $4.62, $1.03 and $1.20, respectively. The fair values of the Warrants were estimated using a Black-Scholes pricing model with the following assumptions:

	Series A	Series B	Series C
Stock price	$16.27	$13.83	$12.45
Strike price	$23.82	$69.08	$86.93
Expected volatility	50%	50%	50%
Expected dividend rate	0%	0%	0%
Risk free interest rate	1.26%	1.26%	1.57%
Expiration date	5 years	5 years	7 years

The fair value of these warrants were estimated using Level 2 inputs.

The following table reconciles the enterprise value to the estimated reorganization value as of the Effective Date (in thousands):

Enterprise value	$900,000
Plus: Cash and cash equivalents	37,750
Plus: Fair value of non-debt working capital liabilities	63,365
Plus: Fair value of non-debt long-term liabilities	1,933

Reorganization value of Successor assets	$1,003,048

In determining reorganization value, the Company estimated fair value for property and equipment using significant unobservable inputs (Level 3) based on market and income approaches. SSE commissioned third-party appraisal services to estimate the fair value of its revenue-generating fixed assets and considered current market conditions and management’s judgment to estimate the fair value of non-revenue-generating assets. Additionally, the Company utilized a discounted cash flow method to fair value certain assets. SSE estimated future cash flows for the period from August 1, 2016 to July 31, 2026 and discounted such estimated future cash flows to present value using its weighted average cost of capital.

Reorganization value and enterprise value were estimated using various projections and assumptions that are inherently subject to significant uncertainties beyond our control. Accordingly, the estimates set forth herein are not necessarily indicative of actual outcomes, and there can be no assurance that the estimates, projections or assumptions will be realized.

Consolidated Balance Sheet

The adjustments set forth in the following consolidated balance sheet reflect the effects of (i) the consummation of the transactions contemplated by the Plan (reflected in the column “Reorganization Adjustments”), and (ii) estimated fair value adjustments resulting from the adoption of fresh-start accounting (reflected in the column “Fresh-Start Adjustments”). The explanatory notes highlight methods used to determine estimated fair values or other amounts of assets and liabilities, as well as significant assumptions.

	July 31, 2016 Predecessor Company	Reorganization Adjustments		Fresh-Start Adjustments		August 1, 2016 Successor Company
	(in thousands, except share amounts)
Assets:
Current Assets:
Cash and cash equivalents	$71,376	$(33,626	)(1)	$—		$37,750
Accounts receivable, net	94,024	—		—		94,024
Inventory	13,422	—		—		13,422
Deferred income tax asset	20,773	(20,773	)(2)	—		—
Prepaid expenses and other	15,309	—		—		15,309

Total Current Assets	214,904	(54,399)		—		160,505

Property and Equipment:
Property and equipment, at cost	2,681,896	—		(1,862,505	)(10)	819,391
Less: accumulated depreciation	(1,244,536)	—		1,244,536	(10)	—

Total Property and Equipment, Net	1,437,360	—		(617,969)		819,391

Other Assets:
Deferred financing costs	—	1,235	(3)	—		1,235
Other long-term assets	39,098	—		(17,181	)(11)	21,917

Total Other Assets	39,098	1,235		(17,181)		23,152

Total Assets	$1,691,362	$(53,164)		$(635,150)		$1,003,048

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$21,418	$—		$—		$21,418
Current portion of long-term debt	5,000	—		—		5,000
Other current liabilities	59,338	(17,391	)(4)	—		41,947

Total Current Liabilities	85,756	(17,391)		—		68,365

Long-Term Liabilities:
Deferred income tax liabilities	47,868	(46,638	)(2)	(1,230	)(12)	—
Long-term debt, excluding current maturities	475,852	(14,226	)(5)	(39,106	)(13)	422,520
Other long-term liabilities	1,933	—		—		1,933
Liabilities subject to compromise	1,135,493	(1,135,493	)(6)	—		—

Total Long-Term Liabilities	1,661,146	(1,196,357)		(40,336)		424,453

Commitments and Contingencies
Stockholders’ Equity:
Predecessor common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 57,467,915	575	(575	)(7)	—		—
Predecessor paid-in capital	387,659	(387,659	)(7)	—		—
Successor common stock, $0.01 par value: authorized 90,000,000 shares; issued and outstanding 22,000,000	—	220	(8)	—		220
Successor paid-in capital	—	510,010	(8)	—		510,010
Retained earnings (accumulated deficit)	(443,774)	1,038,588	(9)	(594,814	)(14)	—

Total Stockholders’ Equity (Deficit)	(55,540)	1,160,584		(594,814)		510,230

Total Liabilities and Stockholders’ Equity	$1,691,362	$(53,164)		$(635,150)		$1,003,048

Reorganization Adjustments

1.	Reflects the following cash payments recorded as of the Effective Date from implementation of the Plan (in thousands):

Predecessor liabilities paid upon emergence	$17,391
Partial repayment of Incremental Term Loan	15,000
Debt issuance costs	1,235

Total	$33,626

2.	Reflects the tax adjustments and corresponding change in valuation allowance as a result of the Company’s emergence from Chapter 11 bankruptcy.

3.	Reflects the $1.2 million of debt issuance costs incurred on the New ABL Credit Facility.

4.	Reflects the payment of $17.4 million in professional fees associated with the implementation of the Plan that were previously accrued in other current liabilities.

5.	Reflects the payment of $15.0 million principal on the Incremental Term Loan and the write-off of related deferred issuance costs of $0.8 million.

6.	Liabilities subject to compromise were settled as follows in accordance with the Plan (in thousands):

6.625% Senior Notes due 2019	$650,000
6.50% Senior Notes due 2022	450,000
Accrued interest	35,493

Liabilities subject to compromise of the Predecessor Company	1,135,493
Fair value of equity issued to holders of the senior notes of the Predecessor Company	(503,434)

Gain on settlement of liabilities subject to compromise	$632,059

7.	Reflects the cancellation of the Predecessor Company equity to retained earnings.

8.	Reflects the issuance of 22.0 million shares of common stock at a per share price of $22.07 to the holders of the Predecessor Company’s 2019 and 2022 Notes and the issuance of 9.954 million warrants to purchase up to 35% of the Successor Company’s equity valued at $24.7 million with a weighted average per unit value of $2.48.

9.	Reflects the cumulative impact of the reorganization adjustments discussed above (in thousands):

Gain on settlement of liabilities subject to compromise	$632,059
Fair value of warrants issued to Predecessor stockholders	(6,797)
Cancellation of Predecessor Company equity	388,234
Tax impact of reorganization adjustments	25,865
Other reorganization adjustments	(773)

Net impact to retained earnings (accumulated deficit)	$1,038,588

The net gain on reorganization adjustments totaled $624.5 million and is included in reorganization items, net in the Predecessor Company’s statement of operations (see Note 5). The cancellation of Predecessor Company equity was recorded as a direct reduction to retained earnings and had no impact to the Predecessor Company’s statement of operations.

Fresh-Start Adjustments

10.	Reflects a $618.0 million reduction in the net book value of property and equipment to estimated fair value.

•	To estimate the fair value of drilling rigs and related equipment, hydraulic fracturing equipment and oilfield rental equipment, the Company commissioned a third-party appraisal service to value such assets using a market approach. This approach relies upon recent sales and offerings of similar assets.

•	To estimate the fair value of land and buildings and other property and equipment, the Company considered recent comparable sales as well as current market conditions and demand.

•	The fair value of these assets was estimated using significant unobservable inputs (Level 3) based on market and income approaches.

The following table summarizes the components of property and equipment, net of the Successor Company and the Predecessor Company (in thousands):

	Successor	Predecessor
Drilling rigs and related equipment	$510,902	$1,019,792
Hydraulic fracturing equipment	127,438	157,236
Oilfield rental equipment	34,313	52,397
Land and buildings	118,759	170,110
Other	27,979	37,825

Total	$819,391	$1,437,360

For property and equipment owned at August 1, 2016, the depreciable lives were revised to reflect remaining estimated useful lives.

11.	An adjustment of $17.2 million was recorded to decrease other long-term assets to estimated fair value based on the following:

•	The Company recorded a $6.5 million adjustment to decrease the book value of the Note Receivable (as defined in Note 8) to fair value. Fair value of the Note Receivable was estimated using Level 2 inputs based on a market approach.

•	Based on management’s judgment and the current economics of the industry, the Company recorded additional adjustments totaling $10.7 million to decrease other long-term assets to fair value.

12.	Reflects the tax adjustments and corresponding change in valuation allowance as a result of the Company’s emergence from Chapter 11 bankruptcy proceedings.

13.	Represents a $39.1 million adjustment to record the Term Loan and Incremental Term Loan at fair value using Level 2 inputs, including the write-off of the remaining balance of deferred issuance costs totaling $9.1 million.

14.	Reflects the cumulative impact of fresh-start adjustments as discussed above (in thousands):

Property and equipment fair value adjustment	$(617,969)
Other long-term assets fair value adjustments	(17,181)
Long-term debt fair value adjustment	39,106

Net loss on fresh-start adjustments	(596,044)
Tax impact on fresh-start adjustments	1,230

Net impact to retained earnings (accumulated deficit)	$(594,814)

The $596.0 million net loss on fresh-start adjustments is included in reorganization items, net in the Predecessor Company’s statement of operations (see Note 5).

5.	Reorganization Items, Net

Reorganization items represent liabilities settled, net of amounts incurred subsequent to the Chapter 11 filing as a direct result of the Plan, and such items are classified as Reorganization items, net in our condensed consolidated statement of operations. The following table summarizes reorganization items, net (in thousands):

	Successor	Predecessor
	Period from August 1, 2016 to December 31, 2016	Period from January 1, 2016 to July 31, 2016
Net gain on settlement of liabilities subject to compromise	$—	$(632,059)
Net loss on fresh-start adjustments	—	596,044
Stock-based compensation acceleration expense	—	25,086
Professional fees	1,868	20,228
Write-off of debt issuance costs	—	13,318
Fair value of warrants issued to Predecessor stockholders	—	6,797
DIP credit agreement financing costs	—	478

Total	$1,868	$29,892

For the 2016 Successor Period and the 2016 Predecessor Period, cash payments for reorganization items totaled $2.5 million and $18.6 million, respectively.

6.	Significant Accounting Policies

Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Although management believes these estimates are reasonable, actual results could differ from those estimates. Areas where critical accounting estimates are made by management include:

•	estimated useful lives of assets, which impacts depreciation and amortization of property and equipment;

•	impairment of long-lived assets, goodwill and intangibles;

•	income taxes;

•	accruals related to revenue, expenses, capital costs and contingencies; and

•	cost allocations as described in Note 19.

Fresh-Start Accounting

As discussed in Note 4, the Company applied fresh-start accounting upon emergence from bankruptcy on August 1, 2016, which resulted in the Company becoming a new entity for financial reporting purposes. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical consolidated balance sheet. The effects of the Plan and the application of fresh-start accounting were reflected in our consolidated financial statements as of August 1, 2016, and the related adjustments thereto were recorded in our consolidated statements of operations as reorganization items, net for the periods prior to August 1, 2016 (Predecessor Company).

As a result of our application of fresh-start accounting, our consolidated balance sheets and consolidated statement of operations subsequent to the Effective Date will not be comparable to our consolidated balance sheets and statements of operations prior to the Effective Date. Our consolidated financial statements and related footnotes are presented with a black line division which delineates the lack of comparability between amounts presented on or after August 1, 2016 and dates prior thereto. Our financial results for future periods following the application of fresh-start accounting will be different from historical trends, and such differences may be material.

Risks and Uncertainties

We operate in a highly cyclical industry. The main factor influencing demand for oilfield services is the level of drilling and completions activity by E&P companies, which in turn depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. Demand for oil and natural gas is cyclical and is subject to large and rapid fluctuations. When oil and natural gas price increases occur, producers increase their capital expenditures, which generally results in greater revenues and profits for oilfield service companies. The increased capital expenditures also ultimately result in greater production, which historically has resulted in increased supplies and reduced prices that, in turn, tend to reduce demand for oilfield services. For these reasons, our results of operations may fluctuate from quarter-to-quarter and from year-to-year.

Industry activity is beginning to increase as the U.S. domestic rig count was 589 during the fourth quarter of 2016, which, while down 22% compared to the fourth quarter of 2015, was up 22% compared to the third quarter of 2016. Additionally, the average price of oil during the fourth quarter of 2016 was $49.25 per barrel, which represented a 17% increase compared to the fourth quarter of 2015 and a 10% increase compared to the third quarter of 2016. These average oil prices remain well below the average prices in 2014. The average price of natural gas during the fourth quarter of 2016 was $3.04 per McF, an increase of 47% compared to the fourth quarter of 2015 and a 6% increase compared to the third quarter of 2016. Future price declines or prolonged levels of low prices would further negatively affect the demand for our services and the prices we are able to charge to our customers. Additionally, we may incur costs and have downtime during periods when our customers’ activities are refocused towards different drilling regions.

Historically, we have provided a significant percentage of our oilfield services to CHK. For the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, CHK accounted for approximately 51%, 65%, 70% and 81%, respectively, of our revenues. As of December 31, 2016 and 2015, CHK accounted for approximately 49% and 65%, respectively, of our accounts receivable. If CHK ceases to engage us on terms that are attractive to us during any future period, our business, financial condition, cash flows and results of operations would be materially adversely affected during such period.

Accounts Receivable

Trade accounts receivable are recorded at the invoice amount and do not bear interest. As of December 31, 2016 and 2015, 49% and 65%, respectively, of our receivables are with CHK and its subsidiaries. The allowance for doubtful accounts represents our best estimate for losses that may occur resulting from disputed amounts with our customers or their inability to pay amounts owed. We determine the allowance based on historical write-off experience and information about specific customers. For the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, we recognized a nominal amount, $1.4 million, $1.4 million and $2.9 million, respectively, of bad debt expense related to potentially uncollectible receivables.

On August 1, 2016, in connection with the application of fresh-start accounting, the carrying value of accounts receivable was adjusted to fair value, eliminating our historical allowance for doubtful accounts totaling $2.8 million. We recognized reductions to our allowance of $2.3 million, $0.5 million and $0.1 million as we wrote off specific receivables against our allowance for the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively.

Inventory

We value inventory at the lower of cost or market, with cost determined using the average cost method. Average cost is derived from third-party invoices and production cost. Production cost includes material, labor and manufacturing overhead. Inventory primarily consists of proppants and chemicals used in our hydraulic fracturing operations.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Upon the disposition of an asset, we eliminate the cost and related accumulated depreciation and include any resulting gain or loss in operating expenses in the consolidated statements of operations. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred.

In connection with our application of fresh-start accounting, property and equipment were adjusted to estimated fair value on August 1, 2016. A summary of our property and equipment amounts (in thousands) and useful lives (in years) is as follows:

	Successor	Predecessor	Estimated Useful Life
	December 31, 2016	December 31, 2015
Drilling rigs and related equipment	$509,734	$1,594,377	5-15
Hydraulic fracturing equipment	98,102	323,989	2-7
Oilfield rental equipment	34,157	324,976	2-10
Trucks and tractors	18,887	77,678	7
Vehicles	5,674	33,478	3
Buildings and improvements	107,450	196,240	10-39
Land	7,432	16,261	—
Other	31,855	79,447	3-7

Total property and equipment, at cost	813,291	2,646,446
Less: accumulated depreciation and amortization	(71,977)	(1,116,026)
Property and equipment held for sale, net (see Note 10)	8,226	—

Total property and equipment, net	$749,540	$1,530,420

Depreciation is calculated using the straight-line method based on the assets’ estimated useful lives and salvage values. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.

We review the estimated useful lives of our property and equipment on an ongoing basis. Based on this review in the first quarter of 2015, we concluded that the estimated useful lives of certain drilling rig components and certain drilling rigs were shorter than the estimated useful lives used for depreciation in our consolidated financial statements. We reflected this useful life change as a change in estimate, effective January 1, 2015, which increased depreciation expense by $13.7 million, increased net loss by $9.7 million and increased our basic and diluted loss per share by $0.19 for the year ended December 31, 2015. Effective July 1, 2014, we concluded that the estimated useful lives of certain of our drilling rigs were shorter than the estimated useful lives used for depreciation, which increased depreciation expense by $3.9 million, increased net loss by $3.0 million and increased basic and diluted loss per share by $0.08 for the year ended December 31, 2014.

Depreciation expense on property and equipment for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014 was $73.9 million, $162.4 million, $295.1 million and $290.9 million, respectively. Included in property and equipment are $10.9 million and $77.7 million at December 31, 2016 and 2015, respectively, of assets that are being constructed or have not been placed into service, and therefore are not subject to depreciation.

Interest is capitalized on the average amount of accumulated expenditures for major capital projects under construction using a weighted average interest rate based on our outstanding borrowings until the underlying assets are placed into service. Capitalized interest is added to the cost of the assets and amortized to depreciation expense over the useful life of the assets. During the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, we capitalized interest of approximately $1.0 million, $2.3 million and $2.1 million, respectively.

Impairment of Long-Lived Assets

We review our long-lived assets, such as property and equipment, whenever, in management’s judgment, events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Factors that might indicate a potential impairment include a significant decrease in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a reduction in cash flows associated with the expected use of the long-lived asset. If these or other factors indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through analysis of the future undiscounted cash flows of the asset. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset. We measure the fair value of the asset using market prices or, in the absence of market prices, based on an estimate of discounted cash flows.

Investments

Investments in securities are accounted for under the equity method in circumstances where we have the ability to exercise significant influence, but not control, over the operating and investing policies of the investee. Under the equity method, we recognize our share of the investee’s earnings in our consolidated statements of operations. We consolidate all subsidiaries in which we hold a controlling interest.

We evaluate our investments for impairment and recognize a charge to earnings when any identified impairment is determined to be other-than-temporary. See Note 16 for further discussion of investments.

Goodwill

Goodwill represents the cost in excess of fair value of the net assets of businesses acquired. In 2011, we recorded goodwill in the amount of $27.4 million related to our acquisition of Bronco Drilling Company, Inc. (“Bronco”). This goodwill was assigned to our drilling segment. Goodwill is not amortized.

We review goodwill for impairment annually on October 1 or more frequently if events or changes in circumstances indicate that the carrying amount of the reporting unit exceeds its fair value. Circumstances that could indicate a potential impairment include a significant adverse change in the economic or business climate, a significant adverse change in legal factors, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, and the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of. Under GAAP, we have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of one of our reporting units is greater than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, there is no need to perform any further testing. However, if we conclude otherwise, accounting guidance requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. Second, if impairment is indicated, the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination on the impairment test date. The amount of impairment for goodwill is measured as the excess of the carrying value of the goodwill over its implied fair value.

When estimating fair values of a reporting unit for our goodwill impairment test, we use the income approach. The income approach provides an estimated fair value based on the reporting unit’s anticipated cash flows that are discounted using a weighted average cost of capital rate. Estimated cash flows are primarily based on projected revenues, operating expenses and capital expenditures and are discounted using comparable industry average rates for weighted average cost of capital.

For purposes of performing the impairment tests for goodwill, all of our goodwill related to our drilling reporting unit. We performed the two-step process for testing goodwill for impairment on October 1, 2015. Due to the further deterioration of industry conditions in the fourth quarter of 2015, including the further decline in oil and natural gas prices, the Company determined that there was an indication of impairment present based on the results of the first step of the goodwill impairment test. During the fourth quarter of 2015, we completed our assessment and recognized an impairment loss of $27.4 million on the goodwill associated with the Bronco acquisition. As of December 31, 2016 and 2015, we had no recorded goodwill on our consolidated balance sheet.

Deferred Financing Costs

Legal fees and other costs incurred in obtaining financing are amortized over the term of the related debt using a method that approximates the effective interest method. We had gross capitalized costs of $1.2 million and $37.3 million, net of accumulated amortization of $0.1 million and $12.4 million, at December 31, 2016 and 2015, respectively. We capitalized costs of $1.2 million associated with our New ABL Credit Facility (see Note 11) in the 2016 Predecessor Period. In 2015, we capitalized costs of $6.3 million associated with the issuance of a Term Loan due 2021. Amortization expense related to deferred financing costs was $0.1 million, $2.5 million, $4.6 million and $6.1 million for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, respectively, and is included in interest expense in the consolidated statements of operations. During the 2016 Predecessor Period, in connection with the reorganization and application of fresh-start accounting, unamortized costs totaling $22.4 million related to the Pre-Petition Credit Facility, Term Loan, Incremental Term Loan, 2019 Notes and 2022 Notes were written off and included in reorganization items, net in the consolidated statement of operations.

Revenue Recognition

We recognize revenue when services are performed, collection of receivables is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable.

Drilling. We earn revenues by drilling oil and natural gas wells for our customers under daywork contracts. We recognize revenue on daywork contracts for the days completed based on the day rate each contract specifies. Payments received and costs incurred for mobilization services are recognized as earned over the days of mobilization. We also recognize revenue for contract termination fees paid by our customers. Under certain of our contracts, we have agreed to allow customers to pay the termination cost over the life of the contract in lieu of a lump sum, and we refer to a rig in this circumstance as “idle but contracted” or “IBC”. IBC payments are structured to preserve our anticipated operating margins for the affected rigs through the end of the contract terms and are recognized as revenue over the life of the contract.

Hydraulic Fracturing. We recognize revenue upon the completion of each fracturing stage. We typically complete one or more fracturing stages per day per active crew during the course of a job. A stage is considered complete when the customer requests or the job design dictates that pumping discontinue for that stage. Invoices typically include a lump sum equipment charge determined by the rate per stage each contract specifies and product charges for sand, chemicals and other products actually consumed during the course of providing our services.

Oilfield Rentals. We rent many types of oilfield equipment including drill pipe, drill collars, tubing, blowout preventers, frac tanks, mud tanks and environmental containment. We also provide air drilling, flowback services and services associated with the transfer of water to the wellsite for well completions. We price our rentals and services by the day or hour based on the type of equipment rented and the services performed and recognize revenue ratably over the term of the rental.

Former Oilfield Trucking. Oilfield trucking provided rig relocation and logistics services as well as fluid handling services. Our trucks moved drilling rigs, crude oil, and other fluids and construction materials to and from the wellsite and also transported produced water from the wellsite. We priced these services by the hour and volume and recognized revenue as services were performed. As part of the spin-off, we sold our crude hauling business to a third party. During the second quarter of 2015, we sold our drilling rig relocation and logistics business and water hauling assets. As of June 30, 2015, there were no remaining assets or operations in this former segment.

Other Operations. We designed, engineered and fabricated natural gas compression packages, accessories and related equipment that we sold to CHK and other customers. We priced our compression units based on certain specifications such as horsepower, stages and additional options. We recognized revenue upon completion and transfer of ownership of the natural gas compression equipment. As part of the spin-off, we distributed our compression unit manufacturing business to CHK.

Litigation Accruals

We estimate our accruals related to litigation based on the facts and circumstances specific to the litigation and our past experience with similar claims. We estimate our liability related to pending litigation when we believe the amount or a range of the loss can be reasonably estimated. We record our best estimate of a loss when the loss is considered probable. When a loss is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to a lawsuit or claim. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates accordingly.

Environmental Costs

Our operations involve the storage, handling, transport and disposal of bulk waste materials, some of which contain oil, contaminants and regulated substances. These operations are subject to various federal, state and local laws and regulations intended to protect the environment. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. There were no amounts capitalized as of December 31, 2016 and 2015. We record liabilities on an undiscounted basis when remediation efforts are probable and the costs to conduct such remediation efforts can be reasonably estimated.

Leases

We lease rail cars and other property and equipment through various leasing arrangements (see Note 13). When we enter into a leasing arrangement, we analyze the terms of the arrangement to determine its accounting treatment. As of December 31, 2016, all leases have been accounted for as operating leases.

We periodically incur costs to improve the assets that we lease under these arrangements. We record the improvement as a component of property and equipment and amortize the improvement over the shorter of the useful life of the improvement or the remaining lease term.

Share-Based Compensation

For the Successor Company, our share-based compensation program consists of restricted stock granted to employees and non-employee directors under the 2016 Omnibus Incentive Plan. For the Predecessor Company, our share-based compensation program consisted of restricted stock and stock options granted to employees and restricted stock granted to non-employee directors under the SSE 2014 Incentive Plan (the “2014 Incentive Plan”).

We recognize in our financial statements the cost of employee services received in exchange for restricted stock and stock options based on the fair value of the equity instruments as of the grant date. In general, this value is amortized over the vesting period; for grants with a non-substantive service condition, this value is recognized immediately. Amounts are recognized in operating costs and general and administrative expenses.

Income Taxes

Our effective tax rate was 0%, 28%, 29% and 22% for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, respectively. We did not record any income tax benefit for the 2016 Successor Period due to the tax benefit at expected rates being offset by a full valuation allowance. Our effective tax rate can fluctuate as a result of state income taxes, permanent differences and changes in pre-tax income.

A valuation allowance for deferred tax assets is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, we use estimates and judgment regarding our future taxable income, as well as the jurisdiction in which such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry.

As of December 31, 2016, we are in a net deferred tax asset position. We believe it is more likely than not that these deferred tax assets will not be realized, and accordingly, we have recorded a full valuation allowance against our net deferred tax assets. In connection with the Company’s emergence from Chapter 11 and subsequent application of fresh-start accounting, we recorded a full valuation allowance of $219.6 million in the 2016 Predecessor Period. We recorded the reduction of net operating losses related to cancellation of indebtedness income (“CODI”) in the 2016 Successor Period. The deferred tax impact of the tax attribute reduction was fully offset by a corresponding decrease in valuation allowance in the 2016 Successor Period.

The benefit of an uncertain tax position taken or expected to be taken on an income tax return is recognized in the consolidated financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority. Interest and penalties, if any, related to uncertain tax positions would be recorded in interest expense and other expense, respectively. We had no uncertain tax positions at December 31, 2016 and 2015. As of December 31, 2016, the tax years ended December 31, 2014 and December 31, 2015 remain open to examination by U.S. federal and state taxing authorities.

7.	Earnings Per Share

Upon emergence from bankruptcy on August 1, 2016, the Company’s then outstanding common stock was cancelled and the New Common Stock and Warrants were issued.

Basic earnings per share is computed using the weighted average number of shares of common stock outstanding and includes the effect of any participating securities as appropriate. Participating securities consist of unvested restricted stock issued to our employees and non-employee directors that provide nonforfeitable dividend rights and are required to be included in the computation of our basic earnings per share using the two-

class method. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Diluted earnings per share is computed using the weighted average shares outstanding for basic earnings per share, plus the dilutive effect of stock options for the Predecessor periods and warrants for the Successor Period. For the Predecessor periods, the dilutive effect of unvested restricted stock and stock options was determined using the treasury stock method, which assumes the amount of unrecognized compensation expense related to unvested share-based compensation awards is used to repurchase shares at the average market price for the period. For the Successor Period, the dilutive effect of warrants is determined using the treasury stock method, which assumes that any proceeds obtained upon the exercise of the warrants would be used to purchase common stock at the average market price for the period.

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(in thousands, except per share data)
Basic loss per share:
Allocation of earnings:
Net loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)
Weighted average common shares outstanding(a)	22,186	54,832	50,096	47,236
Basic loss per share	$(2.86)	$(2.84)	$(4.42)	$(0.17)
Diluted loss per share:
Allocation of earnings:
Net loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)
Weighted average common shares, including dilutive effect(a)(b)(c)(d)	22,186	54,832	50,096	47,236
Diluted loss per share	$(2.86)	$(2.84)	$(4.42)	$(0.17)

(a)	On June 30, 2014, 46,932,433 shares of our common stock were distributed to CHK shareholders in conjunction with the spin-off. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, we have assumed this amount to be outstanding for periods prior to the spin-off.
(b)	No incremental shares of potentially dilutive restricted stock awards or units were included for the periods presented as their effect was antidilutive under the treasury stock method.
(c)	The exercise price of stock options exceeded the average market price of our common stock during the 2016 Predecessor Period and the years ended December 31, 2015 and 2014. Therefore, the stock options were not dilutive.
(d)	No incremental shares of potentially dilutive Series A Warrants were included for the 2016 Successor Period as their effect was antidilutive under the treasury stock method. The exercise price of the Series B and Series C Warrants exceeded the average market price of our common stock during the 2016 Successor Period. Therefore, the Series B and Series C Warrants were not dilutive.

8.	Sale of Hodges Trucking Company, L.L.C.

On June 14, 2015, we sold Hodges Trucking Company, L.L.C. (“Hodges”), our previously wholly-owned subsidiary that provided drilling rig relocation and logistics services, to Aveda Transportation and Energy Services Inc. (“Aveda”) for aggregate consideration of $42.0 million. At the time of the sale, Hodges owned 270 rig relocation trucks and 65 cranes and forklifts. The sale did not include the land and buildings used in Hodges’ operations.

The consideration received consisted of $15.0 million in cash and a $27.0 million secured promissory note due June 15, 2020 (the “Note Receivable”). The Note Receivable bears a fixed interest rate of 9.00% per annum, which is payable quarterly in arrears beginning on June 30, 2015. Aveda can, at any time, make prepayments of principal before the maturity date without premium or penalty. The Note Receivable is secured by a second lien on substantially all of Aveda’s fixed assets and accounts receivable. The Note Receivable is presented in other long-term assets on our consolidated balance sheet.

In connection with the application of fresh-start accounting (see Note 4), the Note Receivable was written down to fair value of $20.5 million using an income approach. The difference between the $27.0 million face amount and the fair value recorded in fresh-start accounting is being accreted over the remaining life of the Note Receivable.

We recognized interest income of $1.0 million, $1.4 million and $1.4 million during the the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively, related to the Note Receivable.

We recognized a loss of $35.0 million on the sale of Hodges during the year ended December 31, 2015. Additionally, we recognized $2.1 million of stock-based compensation expense related to the vesting of restricted stock held by Hodges employees and $0.6 million of severance-related costs during the year ended December 31, 2015.

Hodges was included in our former oilfield trucking segment. The sale of Hodges did not qualify as discontinued operations because the sale did not represent a strategic shift that had or will have a major effect on our operations or financial results.

9.	Asset Sales and Impairments and Other

Asset Sales

During the 2016 Successor Period and 2016 Predecessor Period, we sold assets, primarily consisting of real estate and ancillary equipment, for $11.9 million and $3.3 million, respectively. During the year ended December 31, 2015, we sold our water hauling assets for $6.5 million, which consisted of property and equipment that had a total carrying amount of $12.3 million, and other ancillary equipment for $21.2 million. During the year ended December 31, 2014, we sold 28 Tier 3 drilling rigs and ancillary drilling equipment for $44.8 million. Additionally, during 2014, we sold our crude hauling assets, which included 124 fluid handling trucks and 122 trailers that had a total carrying amount of $20.7 million, for $43.8 million. We recorded net losses (gains) on sales of property and equipment of approximately ($1.7) million, $0.8 million, $14.7 million and ($6.3) million during the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31 2015 and 2014, respectively.

Impairments and Other

A summary of our impairments and other is as follows:

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(in thousands)
Trucking and water disposal equipment	$—	$—	$2,737	$—
Drilling rigs held for sale	—	—	—	11,237
Drilling rigs held for use	—	305	5,202	8,366
Lease termination costs	—	—	—	9,701
Drilling related services equipment	—	2,900	8,687	—
Other	—	2,911	2,006	1,460

Total impairments and other	$—	$6,116	$18,632	$30,764

We recognized $2.7 million of impairment charges during the year ended December 31, 2015 for certain trucking and water disposal equipment that we deemed to be impaired based on expected future cash flows of this equipment. Estimated fair value for the trucking and water disposal equipment was determined using significant unobservable inputs (Level 3) based on an income approach.

During the year ended December 31, 2014 we recognized $11.2 million of impairment charges for certain drilling rigs and spare equipment we had identified to sell as part of our broader strategy to divest of non-essential drilling rigs. We were required to present such assets at the lower of carrying amount or fair value less the anticipated costs to sell at the time they met the criteria for held for sale accounting. Estimated fair value was based on the expected sales price, less costs to sell.

We recognized $0.3 million, $5.2 million and $8.4 million of impairment charges during the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively, for certain drilling rigs that we deemed to be impaired based on our assessment of future demand and the suitability of the identified rigs in light of this demand. Estimated fair value for these drilling rigs was determined using significant unobservable inputs (Level 3) based on a market approach.

During the year ended December 31, 2014, we purchased 45 leased drilling rigs for approximately $158.4 million and paid lease termination costs of approximately $9.7 million.

We recognized $2.9 million and $8.7 million of impairment charges during the 2016 Predecessor Period and the year ended December 31, 2015 for drilling-related services equipment that we deemed to be impaired based on the expected future cash flows of this equipment. The estimated fair value for the drilling-related services equipment was determined using significant unobservable inputs (Level 3) based on a market approach.

We recognized impairment charges of $2.9 million, $2.0 million and $1.5 million during the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively, related to certain other property and equipment that we deemed to be impaired based on our assessment of the market value and expected future cash flows of the long-lived asset. Estimated fair value for this property and equipment was determined using significant unobservable inputs (Level 3) based on an income approach.

The assumptions used in our impairment evaluation for long-lived assets are inherently uncertain and require management’s judgment.

10.	Property and Equipment Held for Sale

During the 2016 Successor Period, we identified certain drilling rigs to sell. We are required to present such assets at the lower of carrying amount or fair value less the anticipated costs to sell at the time they meet the criteria for held-for-sale accounting. Estimated fair value was based on the expected sales price, less costs to sell. As of December 31, 2016, $8.2 million was included in property and equipment held for sale on our consolidated balance sheet. These assets are included in our drilling segment.

11.	Debt

As of December 31, 2016 and 2015, our long-term debt consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
6.625% Senior Notes due 2019	$—	$650,000
6.50% Senior Notes due 2022	—	450,000
Term Loans	473,250	493,250

Total principal amount of debt	473,250	1,593,250
Less:
Discount on Term Loans	43,038	—
Current portion of long-term debt	5,000	5,000
Unamortized deferred financing costs	—	23,658

Total long-term debt	$425,212	$1,564,592

2019 Senior Notes

In October 2011, we issued $650.0 million in aggregate principal amount of 6.625% Senior Notes due 2019. The filings of the Bankruptcy Petitions described in Note 3 constituted an event of default with respect to the 2019 Notes. The Company did not make the payment of $21.5 million in accrued interest that was due on May 15, 2016. The amount of contractual interest on the 2019 Notes that was not recorded from June 7, 2016 through July 31, 2016 was $6.5 million.

On the Effective Date, by operation of the Plan, all outstanding obligations under the 2019 Notes were cancelled.

2022 Senior Notes

In June 2014, we issued $500.0 million in aggregate principal amount of 6.50% Senior Notes due 2022. The filings of the Bankruptcy Petitions described in Note 3 constituted an event of default with respect to the 2022 Notes. The Company did not make the payment of $14.6 million in accrued interest that was due on July 15, 2016. The amount of contractual interest on the 2022 Notes that was not recorded from June 7, 2016 through July 31, 2016 was $4.4 million.

On the Effective Date, by operation of the Plan, all outstanding obligations under the 2022 Notes were cancelled.

During the year ended December 31, 2015, we repurchased and cancelled $50.0 million in aggregate principal amount of the 2022 Notes in multiple transactions for $31.3 million. We recognized gains on extinguishment of debt of $18.1 million, which included the accelerated amortization of deferred financing costs of $0.6 million.

Term Loans

In June 2014, we entered into a $400.0 million seven-year term loan credit agreement. Borrowings under the Term Loan bear interest at our option at either (i) the Base Rate, calculated as the greatest of (1) the Bank of America, N.A. prime rate, (2) the federal funds rate plus 0.50% and (3) a one-month London Interbank Offered Rate (“LIBOR”) rate adjusted daily plus 1.00% or (ii) LIBOR, with a floor of 0.75%, plus, in each case, an applicable margin. The applicable margin for borrowings is 2.00% for Base Rate loans and 3.00% for LIBOR loans, depending on whether the Base Rate or LIBOR is used, provided that if and for so long as the leverage ratio is less than a certain level and the term loans have certain ratings from each of S&P and Moody’s, such margins will be reduced by 0.25%. As of December 31, 2016, the applicable rate for borrowings under the Term Loan was 3.88733%. The Term Loan is repayable in equal consecutive quarterly installments equal to 0.25% (1.00% per annum) of the original principal amount of the Term Loan and will mature in full on June 25, 2020.

Obligations under the Term Loan are guaranteed jointly and severally by all of our present and future direct and indirect wholly-owned material domestic subsidiaries, other than certain excluded subsidiaries. Amounts borrowed under the Term Loan are secured by liens on all of our equity interests in our current and future subsidiaries, and all of our subsidiaries’ present and future real property, equipment (including drilling rigs and frac spread equipment), fixtures and other fixed assets.

We may prepay all or a portion of our Term Loan at any time. Borrowings under our Term Loan may be subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain condemnation events, and with excess cash flow in any calendar year in which our leverage ratio exceeds 3.25 to 1.00. The Term Loan contains various covenants and restrictive provisions which limit our ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. We are in compliance with the related covenants as of December 31, 2016.

In May 2015, we entered into an incremental term supplement to the Term Loan and borrowed an additional $100.0 million in aggregate principal amount (the “Incremental Term Loan”), receiving net proceeds of $94.5 million. Borrowings under the Incremental Term Loan bear interest at our option at either (i) LIBOR, with a floor of 1.00% or (ii) the Base Rate, calculated as the greatest of (1) the Bank of America, N.A. prime rate, (2) the federal funds rate plus 0.50% and (3) a one-month LIBOR rate adjusted daily plus 1.00%, plus, in each case, an applicable margin. The applicable margin for borrowings is 9.00% for LIBOR loans and 8.00% for Base Rate loans, depending on whether the Base Rate or LIBOR is used. As of December 31, 2016, the applicable rate for borrowings under the Incremental Term Loan was 10.00%. The Incremental Term Loan is payable in equal consecutive quarterly installments equal to 0.25% (1.00% per annum) of the original principal amount of the Incremental Term Loan and will mature in full on June 25, 2021.

Obligations under the Incremental Term Loan are guaranteed jointly and severally by all of our present and future direct and indirect wholly-owned material domestic subsidiaries, other than certain excluded subsidiaries. Amounts borrowed under the Incremental Term Loan are secured by liens on all of our equity interests in our current and future subsidiaries, and all of our subsidiaries’ present and future real property, equipment (including drilling rigs and frac spread equipment), fixtures and other fixed assets.

We may prepay all or a portion of our Incremental Term Loan at any time. Borrowings under our Incremental Term Loan may be subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain condemnation events, and with excess cash flow in any calendar year in which our leverage ratio exceeds 3.25 to 1.00. The Incremental Term Loan contains various covenants and restrictive provisions which limit our ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. All prepayments of the Incremental Term Loan, except for mandatory prepayments described above, if made on or prior to the 42-month anniversary of the Incremental Term Loan, are subject to a prepayment premium equal to (i) a make-whole premium determined pursuant to a formula set forth in the Incremental Term Loan if made on or prior to the 18-month anniversary of the Incremental Term Loan, (ii) 5.00% of such principal amount if made after the 18-month anniversary and on or prior to the 30-month anniversary of the Incremental Term Loan, or (iii) 3.00% of such principal amount if made after the 30-month anniversary and on or prior to the 42-month anniversary of the Incremental Term Loan. We are in compliance with the related covenants as of December 31, 2016.

The filings of the Bankruptcy Petitions described in Note 3 constituted an event of default with respect to the Term Loan and the Incremental Term Loan. Upon the Effective Date of the Plan, such defaults were deemed cured or waived. As outlined in the Plan, we paid a consent fee equal to 2% of the Term Loan and Incremental Term Loan, paid $15.0 million of the Incremental Term Loan balance and the Incremental Term Loan prepayment premium was suspended for an 18-month period beginning on the Effective Date of the Plan.

On the Effective Date, by operation of the Plan, the Company entered into an amendment to the Term Loan and related guaranty agreement that, among other things, requires us to use commercially reasonable efforts to maintain credit ratings with Moody’s Investor Service, Inc. and Standard & Poor’s Rating Services, restrict our ability to create foreign subsidiaries, and revise certain provisions to address the granting of new liens on our assets.

In addition, on the Effective Date, by operation of the Plan, the Company entered into a waiver in respect of the Incremental Term Loan (the “Incremental Term Loan Waiver”) whereby the incremental term lenders agreed to waive their right to any prepayment premium that may be payable in respect of the Incremental Term Loan (other than in connection with a pre-maturity acceleration of the Incremental Term Loan) for a period of eighteen months following the Effective Date. The Company also entered into an amendment to the Incremental Term Loan and the related guaranty agreement to revise certain provisions to address the granting of new liens on our assets.

On the Effective Date, by operation of the Plan, the Company entered into new amended and restated security documentation in connection with the Term Loan and Incremental Term Loan that grants liens on and security interests in substantially all of our assets (subject to certain exclusions). The Company also entered into an inter-creditor agreement with the agents for the New ABL Credit Facility, the Term Loan and the Incremental Term Loan that will govern the rights of its lenders with respect to the distribution of proceeds from our assets securing our obligations under the New ABL Credit Facility, the Term Loan and the Incremental Term Loan.

Senior Secured Debtor-In-Possession Credit Agreement

On June 8, 2016, in connection with the filings of the Bankruptcy Petitions, the Company, with certain of our subsidiaries as borrowers, entered into a senior secured debtor-in-possession credit facility with total commitments of $100.0 million.

On the Effective Date, by operation of the Plan, the DIP Facility was amended and restated, and the outstanding obligations pursuant thereto were converted to obligations under the New ABL Credit Facility.

New ABL Credit Facility

On the Effective Date, by operation of the Plan, certain of our domestic subsidiaries as borrowers entered into a five-year senior secured revolving credit facility with total commitments of $100.0 million. The maximum amount that we may borrow under the New ABL Credit Facility is subject to the borrowing base, which is based on a percentage of eligible accounts receivable, subject to reserves and other adjustments.

All obligations under the New ABL Credit Facility are fully and unconditionally guaranteed jointly and severally by the Company and all of our other present and future direct and indirect material domestic subsidiaries. Borrowings under the New ABL Credit Facility are secured by liens on substantially all of our personal property, and bear interest at our option at either (i) the Base Rate, calculated as the greatest of (1) the rate of interest publicly announced by Wells Fargo Bank, National Association, as its “prime rate,” subject to each increase or decrease in such prime rate effective as of the date such change occurs, (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR Rate plus 1.00%, each of which is subject to an applicable margin, or (ii) LIBOR, plus, in each case, an applicable margin. The applicable margin ranges from 1.00% to 1.50% per annum for Base Rate loans and 2.00% to 2.50% per annum for LIBOR loans. The unused portion of the New ABL Credit Facility is subject to a commitment fee that varies from 0.375% to 0.50% per annum, according to average unused amounts. Interest on LIBOR loans is payable at the end of the selected interest period, but no less frequently than quarterly. Interest on Base Rate loans is payable monthly in arrears.

The New ABL Credit Facility contains various covenants and restrictive provisions which limit our ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. The New ABL Credit Facility also requires maintenance of a fixed charge coverage ratio based on the ratio of consolidated EBITDA to fixed charges, in each case as defined in the New ABL Credit Facility. If we fail to perform our obligations under the agreement that results in an event of default, the commitments under the New ABL Credit Facility could be terminated and any outstanding borrowings under the New ABL Credit Facility may be declared immediately due and payable. The New ABL Credit Facility also contains cross default provisions that apply to our other indebtedness. We are in compliance with the related covenants as of December 31, 2016.

As of December 31, 2016, we had no borrowings outstanding under the New ABL Credit Facility, letters of credit of $15.9 million and availability of $58.6 million.

12.	Other Current Liabilities

Other current liabilities as of December 31, 2016 and 2015 are detailed below (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Other Current Liabilities:
Payroll-related accruals	$15,964	$21,561
Accrued operating expenses	15,499	29,760
Self-insurance reserves	7,638	9,718
Income, property, sales, use and other taxes	4,899	8,336
Accrued capital expenditures	2,115	5,993
Interest	3,661	22,950

Total Other Current Liabilities	$49,776	$98,318

13.	Commitments and Contingencies

Operating Leases

As of December 31, 2016, we were party to five lease agreements with various third parties to utilize 724 lease rail cars for initial terms of five to seven years. Additional rental payments are required for the use of rail cars in excess of the allowable mileage stated in the respective agreement.

As of December 31, 2016, we were also party to various lease agreements for other property and equipment with varying terms.

Aggregate undiscounted minimum future lease payments under our operating leases at December 31, 2016 are presented below:

	Rail Cars	Other	Total
	(in thousands)
2017	$3,290	$417	$3,707
2018	2,165	259	$2,424
2019	1,331	30	$1,361
2020	490	—	$490

Total	$7,276	$706	$7,982

Rent expense for drilling rigs, real property, rail cars and other property and equipment for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014 was $2.4 million, $4.1 million, $8.0 million and $35.5 million, respectively, and was included in operating costs in our consolidated statements of operations.

Litigation

While the filing of the Bankruptcy Petitions automatically stayed certain actions against the Company, including actions to collect pre-petition indebtedness or to exercise control over the property of its bankruptcy estates, the Company received an order from the Bankruptcy Court allowing it to pay all general claims, including claims of litigation counterparties, in the ordinary course of business in accordance with applicable non-bankruptcy laws notwithstanding the commencement of the Chapter 11 cases. The Plan confirmed in the Chapter 11 cases provides for the treatment of claims against the Company’s bankruptcy estates, including pre-petition liabilities that have not otherwise been satisfied or addressed during the Chapter 11 cases.

On the Effective Date, by operation of the Plan, the Company, on its behalf and on behalf of its subsidiaries, entered into a Litigation Trust Agreement (the “Litigation Trust Agreement”) with Alan Carr (the “Trustee”), pursuant to which the Litigation Trust (the “Trust”) was established for the benefit of specified holders of allowed claims. Pursuant to the Plan and the Confirmation Order, the Company transferred specified claims and causes of action to the Trust with title to such claims and causes of action being free and clear of all liens, claims, encumbrances, and interests. In addition, pursuant to the Plan and Confirmation Order, the Company transferred $50,000 in cash to the Trust to pay the reasonable costs and expenses associated with the administration of the Trust. The Trustee may prosecute the transferred claims and causes of action and conduct such other action as described in and authorized by the Plan, make timely and appropriate distributions to the beneficiaries of the Trust, and otherwise carry out the provisions of the Litigation Trust Agreement. The Company is not a beneficiary of the Trust.

We are involved in various lawsuits and disputes incidental to our business operations, including commercial disputes, personal injury claims, property damage claims and contract actions. We record an associated liability when a loss is probable and the amount can be reasonably estimated. Although the outcome of litigation cannot be predicted with certainty, management is of the opinion that no pending or threatened lawsuit or dispute incidental to our business operations is likely to have a material adverse effect on our consolidated financial position, results of operations or cash flows. The final resolution of such matters could exceed amounts accrued and actual results could differ materially from management’s estimates.

Self-Insured Reserves

We are self-insured up to certain retention limits with respect to workers’ compensation and general liability matters. We maintain accruals for self-insurance retentions that we estimate using third-party data and claims history. Included in operating costs is workers’ compensation (credits) expense of ($1.5) million, $2.4 million, $4.0 million and $8.3 million for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, respectively.

14.	Share-Based Compensation

2016 Omnibus Incentive Plan

In accordance with the Plan, on September 20, 2016, the Company adopted the 2016 Omnibus Incentive Plan. Our stock-based compensation program currently consists of restricted stock units available to employees and directors, which are equity-classified awards. The aggregate number of shares of common stock reserved for issuance pursuant to the 2016 Omnibus Incentive Plan is 2,200,000.

The fair value of the restricted stock units is determined based on the estimated fair market value of SSE common shares on the date of grant. This value is amortized over the vesting period. Included in operating costs and general and administrative expenses is stock-based compensation expense of $10.6 million for the 2016 Successor Period related to the 2016 Omnibus Incentive Plan.

A summary of the status of changes of unvested shares of restricted stock units under the 2016 Omnibus Incentive Plan is presented below:

	Number of Unvested Restricted Shares	Weighted Average Grant-Date Fair Value
	(In thousands)
Unvested shares as of September 20, 2016	—	$—
Granted	1,945	$17.31
Vested	(605)	$17.31
Forfeited	—	$—

Unvested shares as of December 31, 2016	1,340	$17.31

As of December 31, 2016, there was $23.1 million of total unrecognized compensation cost related to the unvested restricted stock units. The cost is expected to be recognized over a period of 33 months.

2014 Incentive Plan

Prior to the spin-off, our employees participated in the CHK share-based compensation program and received restricted stock, and in the case of senior management, stock options. Effective July 1, 2014, our employees began participating in the SSE 2014 Incentive Plan. The 2014 Incentive Plan consisted of restricted stock available to employees and stock options. The restricted stock awards and stock options were equity-classified awards.

In connection with the spin-off, unvested awards granted under the CHK share-based compensation program were cancelled and substituted as follows:

•	Each outstanding award of options to purchase shares of CHK common stock was replaced with a substitute award of options to purchase shares of Predecessor SSE common stock. The substitute awards of options were intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the fair market value of the stock subject to the option.

•	The CHK restricted stock awards and restricted stock unit awards were replaced with substitute awards in Predecessor SSE common stock, each of which generally preserved the value of the original award.

Awards granted in connection with the substitution of awards originally issued under the CHK share-based compensation program were a part of the 2014 Incentive Plan and reduced the maximum number of shares of common stock available for delivery under the 2014 Incentive Plan.

Upon the Company’s emergence from bankruptcy on August 1, 2016, as discussed in Note 3, the Company’s common stock was canceled and New Common Stock was issued. SSE’s existing stock-based compensation awards under the 2014 Incentive Plan were also either vested or canceled upon the Company’s emergence from bankruptcy. Accelerated vesting and cancellation of these stock-based compensation awards resulted in the recognition of expense, on the date of vesting or cancellation, to record any previously unamortized expense related to the awards.

Equity-Classified Awards

Restricted Stock. The fair value of restricted stock awards was determined based on the fair market value of SSE common shares on the date of the grant. This value was amortized over the vesting period. All unvested restricted stock awards under the 2014 Incentive Plan vested upon the Company’s emergence from bankruptcy. During the 2016 Predecessor Period, the Company recognized expense of $24.9 million as a result of the accelerated vesting of these awards, which is included in reorganization items, net in the consolidated statement of operations.

A summary of the changes of the shares of restricted stock under the 2014 Incentive Plan is presented below.

	Number of Unvested Restricted Shares	Weighted Average Grant-Date Fair Value
	(in thousands)
Unvested shares as of January 1, 2016	5,896	$11.93
Granted	—	$—
Vested	(5,746)	$6.74
Forfeited	(150)	$14.06

Unvested shares as of August 1, 2016	—	$—

Stock Options. CHK granted stock options to our chief executive officer under CHK’s Long-Term Incentive Plan for incentive and retention purposes, which were replaced with a substitute option to purchase shares of SSE common stock in connection with the spin-off. The substitute incentive-based stock options vested ratably over a three-year period and the substitute retention-based stock options vested one-third on each of the third, fourth and fifth anniversaries of the grant date of the original CHK award. Outstanding options were scheduled to expire ten years from the date of grant of the original CHK award. We have not issued any new stock options, other than the replacement awards, since the spin-off. All stock options awarded under the 2014 Incentive Plan were cancelled upon the Company’s emergence from bankruptcy. During the 2016 Predecessor Period, the Company recognized expense of $0.2 million as a result of the cancellations, which is included in reorganization items, net in the consolidated statement of operations.

The following table provides information related to stock option activity for 2016 Predecessor Period:

	Number of Shares Underlying Options	Weighted Average Exercise Price Per Share	Weighted Average Contract Life in Years	Aggregate Intrinsic Value(a)
	(in thousands)			(in thousands)
Outstanding at January 1, 2016	348	$16.19	7.23	$—
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Cancelled	(348)	$16.19	—	$—

Outstanding at August 1, 2016	—	$—	—	$—

Exercisable at August 1, 2016	—	$—	—	$—

Through the date of the spin-off, we were charged by CHK for share-based compensation expense related to our direct employees. Pursuant to the employee matters agreement with CHK, our employees received a new award under the 2014 Plan in substitution for each unvested CHK award then held (which were cancelled). We recorded a non-recurring credit of $10.5 million to operating costs and general and administrative expenses during the second quarter of 2014 as a result of the cancellation of the unvested CHK awards.

Included in operating costs and general administrative expenses is stock-based compensation expense of $12.3 million, $38.5 million and $29.8 million for the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively, related to the 2014 Incentive Plan.

Other

Performance Share Units. CHK granted performance share units (“PSUs”) to our chief executive officer under CHK’s Long Term Incentive Plan that includes both an internal performance measure and external market condition as it relates to CHK. Following the spin-off, compensation expense is recognized through the changes in fair value of the PSUs over the vesting period with a corresponding adjustment to equity, and any related cash obligations are the responsibility of CHK. We recognized expenses (credits) of a nominal amount, $0.1 million, ($1.6) million and ($0.4) million related to these PSUs for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation,” which modifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016 with early adoption permitted. We elected to adopt ASU 2016-09 effective December 31, 2016. The adoption of this standard had no impact on our consolidated financial statements.

15.	Income Taxes

The components of income tax benefit for each of the periods presented below are as follows:

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(in thousands)
Current	$—	$(7)	$58	$674
Deferred	—	(59,124)	(92,686)	(2,863)

Total	$—	$(59,131)	$(92,628)	$(2,189)

The effective income benefit differed from the computed “expected” federal income tax benefit on loss before income taxes for the following reasons:

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(in thousands)
Income tax benefit at the federal statutory rate (35%)	$(22,246)	$(75,195)	$(109,906)	$(3,559)
State income taxes (net of federal income tax benefit)	(1,015)	(2,277)	(4,118)	538
Discharge of debt and other reorganization-related items	232,395	(37,283)	—	—
Stock-based compensation shortfall	(1,282)	23,443	8,967	—
Executive compensation	2,110	—	—	—
Goodwill impairment	—	—	9,602	—
Other permanent differences	1,192	676	2,518	601
Effect of change in state taxes	(2,010)	40	(23)	—
Other	(40)	155	332	231
Change in valuation allowance	(209,104)	31,310	—	—

Total	$—	$(59,131)	$(92,628)	$(2,189)

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax-effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Deferred tax liabilities:
Property and equipment	$(35,405)	$(242,879)
Term Loan	(16,071)	—
Intangible assets	(1,563)	(1,551)
Prepaid expenses	(2,489)	(3,580)
Other	(1,307)	(1,121)

Deferred tax liabilities	(56,835)	(249,131)

Deferred tax assets:
Net operating loss carryforwards	48,540	172,822
Intangible assets	8,271	—
Deferred stock compensation	47	10,035
Accrued liabilities	3,169	3,231
Other long-term assets	6,156	—
Other	1,128	3,919
Valuation allowance	(10,476)	—

Deferred tax assets	56,835	190,007

Net deferred tax liability	$—	$(59,124)

Reflected in accompanying balance sheets as:
Current deferred income tax asset	$—	$1,499
Non-current deferred income tax liability	—	(60,623)

Total	$—	$(59,124)

At December 31, 2016, we had NOL carryforwards of approximately $130.6 million. The NOL carryforwards expire from 2034 through 2036. The value of these carryforwards depends on our ability to generate future taxable income. We considered both positive and negative evidence in our determination of the need for valuation allowances for the deferred tax assets associated with our NOLs and other deferred tax assets. As of December 31, 2016, we are in a net deferred tax asset position. We believe it is more likely than not that these deferred tax assets will not be realized, and accordingly, have recorded a full valuation allowance against our net deferred tax assets. In connection with the Company’s emergence from Chapter 11 and subsequent application of fresh-start accounting, we recorded a full valuation allowance of $219.6 million in the 2016 Predecessor Period.

As described in Note 3, elements of the Plan provided that our 2019 Notes and 2022 Notes were exchanged for New Common Stock. Absent an exception, a debtor recognizes CODI upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended (“IRC”), provides that a debtor in a Chapter 11 bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is determined based on the fair market value of the consideration received by the creditors in settlement of outstanding indebtedness. As a result of the market value of our equity upon emergence from Chapter 11 bankruptcy proceedings, the estimated amount of CODI is approximately $625.3 million, which will reduce the value of the Company’s net operating losses. We recorded the reduction of net operating losses related to CODI in the 2016 Successor Period. The deferred tax impact of this tax attribute reduction was fully offset by a corresponding decrease in valuation allowance in the 2016 Successor Period.

The IRC provides an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future taxable income in the event of a change in ownership. Emergence from Chapter 11 bankruptcy proceedings resulted in a change in ownership for purposes of the IRC. The amount of remaining net operating loss carryforward available after the reduction for CODI will be subject to an annual limitation under IRC Section 382 due to the change in ownership.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes,” which simplifies the presentation of deferred income taxes by requiring deferred tax liabilities and assets to be classified as noncurrent in the balance sheet. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. We elected to adopt this change in accounting principle prospectively as of the bankruptcy emergence date of August 1, 2016. The adoption of this standard had no impact on our consolidated financial statements due to the full valuation allowance against our net deferred tax asset as of August 1, 2016. The adoption of this standard continued to have no impact on our consolidated financial statements due to the full valuation allowance recorded as of December 31, 2016.

16.	Equity Method Investment

Effective June 6, 2016, we assigned our 49% ownership of the membership interest in Maalt Specialized Bulk, L.L.C. (“Maalt”) back to the majority owners. Prior to this assignment, we used the equity method of accounting to account for our investment in Maalt, which had a zero value as of June 6, 2016. We recorded equity method adjustments to our investment of $0.9 million and ($1.6) million for our share of Maalt’s income (loss) for the years ended December 31, 2015 and 2014, respectively. We also made additional investments of $0.1 million and $0.7 million for the years ended December 31, 2015 and 2014, respectively.

We reviewed our equity method investment for impairment whenever certain impairment indicators existed, including the absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment. A loss in value of an investment which is other than a temporary decline should be recognized. We estimated that the fair value of our investment in Maalt was approximately zero as of December 31, 2015, which was below the carrying value of the investment and resulted in a non-cash impairment charge of $8.8 million during the year ended December 31, 2015. We also recognized a non-cash impairment charge of $4.5 million for the year ended December 31, 2014. Estimated fair value for our investment in Maalt was determined using significant unobservable inputs (Level 3) based on an income approach.

17.	Fair Value Measurements

The fair value measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Authoritative guidance on fair value measurements and disclosures clarifies that a fair value measurement for a liability should reflect the entity’s non-performance risk. In addition, a fair value hierarchy is established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

Fair Value on Recurring Basis

The carrying values of our cash, trade receivables and trade payables are considered to be representative of their respective fair values due to the short-term nature of these instruments.

Fair Value on Non-Recurring Basis

Fair value measurements were applied with respect to our non-financial assets and liabilities measured on a non-recurring basis, which consist primarily of impairments on long-lived assets, goodwill and an equity method investment based on Level 3 inputs. See Notes 6, 9 and 16 for additional discussion.

Fair Value of Other Financial Instruments

The fair values of our note receivable and debt, as shown in the table below, reflect the estimated amounts that a market participant would have to pay to purchase the note receivable or our debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. Fair values are based on quoted market prices, or average valuations of similar debt instruments at the balance sheet date for those debt instruments for which quoted market prices are not available. Estimated fair values are determined using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

	Successor		Predecessor
	December 31, 2016		December 31, 2015
	Carrying Amount	Fair Value (Level 2)	Carrying Amount	Fair Value (Level 2)
			(in thousands)
Financial assets:
Note Receivable	$21,243	$23,498	$27,000	$17,842
Financial liabilities:
6.625% Senior Notes due 2019	$—	$—	$642,713	$221,975
6.50% Senior Notes due 2022	$—	$—	$444,701	$71,865
Term Loans	$430,212	$469,377	$482,178	$371,080

Less: Current portion of long-term debt	$5,000		$5,000

Total long-term debt	$425,212		$1,564,592

18.	Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and trade receivables. Accounts receivable from CHK and its affiliates were $48.6 million and $109.6 million as of December 31, 2016 and December 31, 2015, or 49% and 65%, respectively, of our total accounts receivable.

Revenues from CHK and its affiliates were $114.5 million, $217.6 million, $789.5 million and $1.676 billion for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, or 51%, 65%, 70% and 81%, respectively, of our total revenues. Additionally, revenues from another customer of our Hydraulic Fracturing segment represents approximately 11% of our total revenues during the 2016 Successor Period. We believe that the loss of these customers would have a material adverse effect on our operating results as there can be no assurance that replacement customers would be identified and accessed in a timely fashion.

Included in total revenues are amounts related to IBC payments of $38.9 million, $80.7 million and $87.9 million for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015 respectively. Excluding IBC revenues, non-CHK revenue as a percentage of total revenue was 58% and 42% for the 2016 Successor Period and 2016 Predecessor Period, respectively, compared to 32% for the year ended December 31, 2015. See Note 19 for further discussion of agreements entered into with CHK as part of the spin-off, including a services agreement and rig-specific daywork drilling contracts.

19.	Transactions with CHK

Prior to the completion of our spin-off on June 30, 2014, we were a wholly owned subsidiary of CHK, and transactions between us and CHK (including its subsidiaries) were considered to be transactions with affiliates. Subsequent to June 30, 2014, CHK and its subsidiaries are not considered affiliates of us or any of our subsidiaries. We have disclosed below all agreements entered into between us and CHK prior to the completion of our spin-off.

On June 25, 2014, we entered into a master separation agreement and several other agreements with CHK as part of the spin-off. The master separation agreement entered into between CHK and us governs the separation of our businesses from CHK, the distribution of our shares to CHK shareholders and other matters related to CHK’s relationship with us, including cross-indemnities between us and CHK. In general, CHK agreed to indemnify us for any liabilities relating to CHK’s business and we agreed to indemnify CHK for any liabilities relating to our business.

On June 25, 2014, we entered into a tax sharing agreement with CHK, which governs the respective rights, responsibilities and obligations of CHK and us with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and certain other matters regarding taxes.

On June 25, 2014, we entered into an employee matters agreement with CHK providing that each company has responsibility for its own employees and compensation plans. The agreement also contains provisions concerning benefit protection for both SSE and CHK employees, treatment of holders of CHK stock options, restricted stock, restricted stock units and performance share units, and cooperation between us and CHK in the sharing of employee information and maintenance of confidentiality.

On June 25, 2014, we entered into a transition services agreement with CHK under which CHK provided or made available to us various administrative services and assets for specified periods beginning on the distribution date. In consideration for such services, we paid CHK certain fees, a portion of which was a flat fee, generally in amounts intended to allow CHK to recover all of its direct and indirect costs incurred in providing those services. These charges from CHK were $8.3 million and $18.0 million for the years ended December 31, 2015 and 2014, respectively. This agreement was terminated during the second quarter of 2015.

We are party to a master services agreement with CHK pursuant to which we provide drilling and other services and supply materials and equipment to CHK. Drilling services are typically provided pursuant to rig-specific daywork drilling contracts similar to those we use for other customers. The specific terms of each request for other services are typically set forth in a field ticket, purchase order or work order. The master services agreement contains general terms and provisions, including minimum insurance coverage amounts that we are required to maintain and confidentiality obligations with respect to CHK’s business, and allocates certain operational risks between CHK and us through indemnity provisions. The master services agreement will remain in effect until we or CHK provides 30 days written notice of termination, although such agreement may not be terminated during the term of the services agreement described below.

Prior to the spin-off, we were party to a services agreement with CHK under which CHK guaranteed the utilization of a portion of our drilling rig and hydraulic fracturing fleets during the term of the agreement. In connection with the spin-off, we entered into new services agreements with CHK which supplements the master services agreement. Under the new services agreement, CHK is required to utilize the lesser of (i) seven, five and three of our hydraulic fracturing crews in years one, two and three of the agreement, respectively, or (ii) 50% of the total number of all hydraulic fracturing crews working for CHK in all its operating regions during the respective year. CHK is required to utilize our hydraulic fracturing services for a minimum number of stages as set forth in the agreement. CHK is entitled to terminate the agreement in certain situations, including in the event we fail to materially comply with the overall quality of service provided by similar service providers. Additionally, CHK’s requirement to utilize our services may be suspended under certain circumstances, such as if we are unable to timely accept and supply services ordered by CHK or as a result of a force majeure event.

In connection with the spin-off, we entered into rig-specific daywork drilling contracts with CHK for the provision of drilling services. The drilling contracts had a commencement date of July 1, 2014 and terms ranging from three months to three years. CHK has the right to terminate the drilling contracts under certain circumstances.

Prior to the spin-off, we were party to a facilities lease agreement with CHK pursuant to which we leased a number of the storage yards and physical facilities out of which we conduct our operations. We incurred $8.2 million of lease expense for the year ended December 31, 2014 under this facilities lease agreement. In connection with the spin-off, we acquired the property subject to the facilities lease agreement, and the facilities lease agreement was terminated.

Prior to the spin-off, CHK provided us with general and administrative services and the services of its employees pursuant to an administrative services agreement. These services included legal, accounting, treasury, environmental, safety, information technology and other corporate services. In return for the general and administrative services provided by CHK, we reimbursed CHK on a monthly basis for the overhead expenses incurred by CHK on our behalf in accordance with its allocation policy, which included costs and expenses incurred in connection with the provision of any of the services under the agreement, including the wages and benefits of CHK employees who perform services on our behalf. The administrative expense allocation was determined by multiplying revenues by a percentage determined by CHK based on the historical average of costs incurred on our behalf. All of the administrative cost allocations were based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had been operating as a stand-alone entity. These charges from CHK were $26.8 million for the year ended December 31, 2014. In connection with the spin-off, we terminated the administrative services agreement and entered into the transition services agreement described above.

20.	Segment Information

As of December 31, 2016, our revenues, income (loss) before income taxes and identifiable assets are primarily attributable to three reportable segments. During the second quarter of 2015, we sold the remaining business and assets included in our former oilfield trucking segment. Our former oilfield trucking segment’s historical results for periods prior to the sale continue to be included in our historical financial results as a component of continuing operations as reflected in the tables below.

Each of these segments represents a distinct type of business. These segments have separate management teams which report to our chief operating decision-maker. The results of operations in these segments are regularly reviewed by the chief operating decision-maker for purposes of determining resource allocation and assessing performance. Management evaluates the performance of our segments based upon adjusted earnings before interest, taxes and depreciation and amortization.

Prior to 2016, the information that was regularly reviewed by our chief operating decision-maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment on behalf of our reportable segments. Effective January 1, 2016, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision-maker. For comparability purposes, this change has been reflected through retroactive revision of our segment information for the year ended December 31, 2015.

The following is a description of our segments and other operations:

Drilling. Our drilling segment provides land-based drilling services. As of December 31, 2016, we owned a fleet of 91 land drilling rigs.

Hydraulic Fracturing. Our hydraulic fracturing segment provides land-based hydraulic fracturing and other well stimulation services. As of December 31, 2016, we owned 13 hydraulic fracturing fleets with an aggregate of 500,000 horsepower.

Oilfield Rentals. Our oilfield rentals segment provides premium rental tools for land-based drilling, completion and workover activities.

Former Oilfield Trucking. Our oilfield trucking segment historically provided drilling rig relocation and logistics services as well as fluid handling services. During the second quarter of 2015, we sold Hodges and sold our water hauling assets. As part of the spin-off, we sold our crude hauling assets to a third party. As of June 30, 2015, there were no remaining assets or operations in the oilfield trucking segment, although we do have ongoing liabilities, primarily related to insurance claims, whose income statement impact is charged to general and administrative expense. Our former oilfield trucking segment’s historical results for periods prior to the sale continue to be included in our historical financial results as a component of continuing operations as reflected in the tables below.

Other Operations. Our other operations consists primarily of our corporate functions, including our Term Loans and New ABL Credit Facility for the Successor Period and 2019 Notes, 2022 Notes, Term Loans and Pre-Petition Credit Facility for the Predecessor periods.

	Drilling	Hydraulic Fracturing	Oilfield Rentals	Other Operations	Intercompany Eliminations	Consolidated Total
	(in thousands)
Successor
For the Five Months Ended December 31, 2016:
Revenues	$116,767	$89,493	$16,361	$1,197	$(1,440)	$222,378
Intersegment revenues	(37)	—	(206)	(1,197)	1,440	—

Total revenues	$116,730	$89,493	$16,155	$—	$—	$222,378

Depreciation and amortization	26,979	34,079	9,032	3,808	—	73,898
Losses (gains) on sales of property and equipment, net	(984)	31	(590)	(205)	—	(1,748)
Interest expense	—	—	—	(15,497)	—	(15,497)
Other income	100	63	75	1,874	—	2,112
Reorganization items, net	(43)	(32)	(13)	(1,780)	—	(1,868)
Income (Loss) Before Income Taxes	$37,934	$(45,385)	$(5,140)	$(50,968)	$—	$(63,559)
Capital Expenditures	$10,658	$989	$805	$50	$—	$12,502
As of December 31, 2016:
Total Assets	$551,870	$148,524	$40,677	$207,479	$—	$948,550

	Drilling	Hydraulic Fracturing	Oilfield Rentals	Other Operations	Intercompany Eliminations	Consolidated Total
	(in thousands)
Predecessor
For the Seven Months Ended July 31, 2016
Revenues	$154,813	$160,723	$18,597	$4,842	$(5,056)	$333,919
Intersegment revenues	(19)	—	(195)	(4,842)	5,056	—

Total revenues	$154,794	$160,723	$18,402	$—	$—	$333,919

Depreciation and amortization	87,160	49,124	18,773	7,368	—	162,425
Losses (gains) on sales of property and equipment, net	1,211	66	(425)	(4)	—	848
Impairments and other	3,205	—	287	2,624	—	6,116
Interest expense	—	—	—	(48,116)	—	(48,116)
Other income	362	349	3	1,604	—	2,318
Reorganization items, net	(514,627)	(45,046)	(18,966)	548,747	—	(29,892)
Income (Loss) Before Income Taxes	$(509,157)	$(91,966)	$(39,638)	$425,920	$—	$(214,841)
Capital Expenditures	$66,084	$16,302	$—	$401	$—	$82,787

	Drilling	Hydraulic Fracturing	Oilfield Rentals	Former Oilfield Trucking	Other Operations	Intercompany Eliminations	Consolidated Total
	(in thousands)
Predecessor
For The Year Ended December 31, 2015:
Revenues	$437,749	$575,495	$77,292	$45,512	$8,461	$(13,265)	$1,131,244
Intersegment revenues	(1,345)	—	(705)	(2,773)	(8,442)	13,265	—

Total revenues	$436,404	$575,495	$76,587	$42,739	$19	$—	$1,131,244

Depreciation and amortization	163,380	70,605	41,049	8,787	11,600	—	295,421
Losses (gains) on sales of property and equipment, net	10,566	230	(1,780)	5,728	(88)	—	14,656
Impairment of goodwill	27,434	—	—	—	—	—	27,434
Impairments and other	14,329	—	—	2,737	1,566	—	18,632
Gains on early extinguishment of debt	—	—	—	—	18,061	—	18,061
Interest expense	—	—	—	—	(99,267)	—	(99,267)
Loss and impairment from equity investees	—	(7,928)	—	—	—	—	(7,928)
Other income	813	1,201	68	16	954	—	3,052
Loss Before Income Taxes (as Previously Reported)	$(43,195)	$(22,680)	$(40,216)	$(38,420)	$(169,508)	$—	$(314,019)
Corporate overhead allocation	31,894	25,647	9,109	4,182	(70,832)	—	—
Loss Before Income Taxes (as Adjusted)	$(11,301)	$2,967	$(31,107)	$(34,238)	$(240,340)	$—	$(314,019)
Capital Expenditures	$153,279	$32,743	$6,706	$—	$12,978	$—	$205,706
As of December 31, 2015:
Total Assets	$1,144,144	$291,584	$92,588	$—	$374,302	$—	$1,902,618
For The Year Ended December 31, 2014:
Revenues	$774,888	$885,907	$154,416	$195,618	$109,942	$(39,879)	$2,080,892
Intersegment revenues	(358)	—	(1,296)	(5,139)	(33,086)	39,879	—

Total revenues	$774,530	$885,907	$153,120	$190,479	$76,856	$—	$2,080,892

Depreciation and amortization	140,884	72,105	52,680	21,817	5,426	—	292,912
Losses (gains) on sales of property and equipment, net	17,931	(17)	(2,355)	(21,853)	22	—	(6,272)
Impairments and other(a)	29,602	207	955	—	—	—	30,764
Interest expense	—	—	—	—	(79,734)	—	(79,734)
Loss and impairment from equity investees	—	(6,094)	—	—	—	—	(6,094)
Other income (expense)	364	60	179	226	(165)	—	664
Income (Loss) Before Income Taxes	$79,999	$63,548	$(2,459)	$6,359	$(157,615)	$—	$(10,168)
Capital Expenditures	$373,353	$37,211	$22,337	$3,599	$21,118	$—	$457,618
As of December 31, 2014:
Total Assets	$1,322,160	$449,966	$155,683	$138,909	$224,754	$(1,179)	$2,290,293

(a)	Includes lease termination costs of $9.7 million for the year ended December 31, 2014, respectively.

21.	Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for 2016 and 2015 are as follows (in thousands):

	Successor		Predecessor
	Three Months Ended December 31, 2016	Two Months Ended September 30, 2016	One Month Ended July 31, 2016	Three Months Ended June 30, 2016	Three Months Ended March 31, 2016
Revenues	$142,722	$79,656	$40,438	$138,120	$155,361
Operating loss(a)	$(17,323)	$(30,983)	$(21,294)	$(74,496)	$(43,361)
Net loss(a)	$(27,031)	$(36,528)	$(11,640)	$(84,505)	$(59,563)
Loss per share(c):
Basic	$(1.21)	$(1.66)	$(0.21)	$(1.53)	$(1.09)
Diluted	$(1.21)	$(1.66)	$(0.21)	$(1.53)	$(1.09)

	Predecessor
	Three Months Ended December 31, 2015	Three Months Ended September 30, 2015	Three Months Ended June 30, 2015	Three Months Ended March 31, 2015
Revenues	$192,788	$213,541	$295,128	$429,787
Operating loss(b)	$(45,818)	$(46,281)	$(104,645)	$(31,193)
Net loss(b)	$(60,590)	$(48,530)	$(74,670)	$(37,601)
Loss per share(c):
Basic	$(1.18)	$(0.95)	$(1.51)	$(0.78)
Diluted	$(1.18)	$(0.95)	$(1.51)	$(0.78)

(a)	Includes $2.9 million, $0.1 million, ($0.5) million, $23.7 million and $4.7 million in restructuring charges related to the Chapter 11 filing for the quarter ended December 31, 2016, the two months ended September 30, 2016, the one month ended July 31, 2016, the quarter ended June 30, 2016 and the quarter ended March 31, 2016, respectively. Includes $1.6 million, $0.2 million, $16.5 million and $13.4 million in reorganization items related to the Chapter 11 filing for the quarter ended December 31, 2016, the two months ended September 30, 2016, the one month ended July 31, 2016 and the quarter ended June 30, 2016, respectively. Includes $0.02 million, $5.8 million and $0.3 million of impairments and other for the one month ended July 31, 2016, the quarter ended June 30, 2016 and the quarter ended March 31, 2016, respectively.
(b)	Includes $35.0 million of loss on sale of a business for the quarter ended June 30, 2015, $27.4 million of impairment of goodwill for the quarter ended December 31, 2015 and $1.9 million, $1.6 million, $8.8 million and $6.3 million of impairments and other for the quarters ended December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.
(c)	The sum of quarterly net income per share may not agree to the total for the year as each period’s computation is based on the weighted average number of common shares outstanding during each period.

22.	Recently Issued and Proposed Accounting Standards

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Inventory”, which updates previously issued standards to improve the income tax consequences of intra-entity transfers of assets other than inventory. This ASU is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which amends eight specific cash flow issues with the objective of reducing diversity in practice. This ASU is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which modifies the lease recognition requirements and requires entities to recognize the assets and liabilities arising from leases on the balance sheet. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall,” which requires separate presentation of financial assets and liabilities on the balance sheet and requires evaluation of the need for valuation allowance of deferred tax assets related to available-for-sale securities. ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2017 with early adoption not permitted. We do not expect the adoption of this guidance will have a material effect on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes inventory measured using any method other than LIFO or the retail inventory method (for example, inventory measured using first-in, first-out (FIFO) or average cost) at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. We do not expect the adoption of this guidance will have a material effect on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern,” which requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 is effective for fiscal years, and interim periods within those years, ending after December 15, 2016. Adoption of this standard had no impact on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In August 2015, the FASB deferred the effective date of ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period; the FASB also provided for early adoption for annual reporting periods beginning after December 15, 2016. We are currently evaluating what impact this standard, including related ASU Nos. 2016-08, 2016-10, 2016-12 and 2016-20, will have on our consolidated financial statements.

23.	Subsequent Events

Between January 1, 2017 and February 9, 2017, 564,854 Series A Warrants were exercised through cash settlement and 30,201 Series A Warrants were exercised through net share settlement. As a result, the Company received cash proceeds of $13.5 million and issued 578,986 shares of New Common Stock subsequent to December 31, 2016.